Exhibit 10.34
LEASE SUMMARY SHEET

1.	LANDLORD: Employers Mutual Casualty Company
717 Mulberry Street
Des Moines, IA 50309
Contact: Cindy McCauley
(515) 345-2569

2.	TENANT: Voya Services Company
c/o Corporate Real Estate
One Orange Way (C4- N)
Windsor, CT 06095
Contact: Ronald Falkner
(860) 580-3970

3.	BUILDING: Hub Tower, 699 Walnut Street, Des Moines, Iowa

4.	PREMISES: Approximately 86,259 rentable square feet on floor(s) 6-10 and a portion of floor 13 of the Building, plus approximately 1,210 of basement storage space.

5.	TENANT'S
PROPORTIONATE
SHARE:        30.45%

6.	TERM: 7 years, 7 months

(a)    Scheduled Substantial Completion Dates:

6th Floor:    11/23/2017
7th Floor:    10/20/2017
8th Floor:    10/2/2017
9th Floor:    10/27/2017
10th Floor    11/10/2017
13th Floor:    10/2/2017

(b)    Commencement Date (estimated): January 1, 2018

7.	RENT: (a) Annual Base Rent:

Lease Year 1:    $17.25 per square foot = $1,487,967.75 per year.
Lease Year 2:    $17.50 per square foot = $1,509,532.50 per year.
Lease Year 3:    $17.75 per square foot = $1,531,097.25 per year.
Lease Year 4:    $18.00 per square foot = $1,552,662.00 per year.
Lease Year 5:    $18.25 per square foot = $1,574,226.75 per year.
Lease Year 6:    $18.50 per square foot = $1,595,791.50 per year.

Lease Year 7 (through July 31, 2025):    $18.75 per square foot = $1,617,356.25 per year.

STANDARD OFFICE LEASE

THIS LEASE AGREEMENT (this "Lease") is made and entered into as of the 24th day of February, 2017 (the “Effective Date”), between Landlord and Tenant named below.

1.    THE PARTIES.
(a)    The name and address of Landlord is:

Employers Mutual Casualty Company
717 Mulberry Street
Des Moines, IA 50309
Contact: Cindy McCauley

(b)    The name and address of Tenant is:

Voya Services Company
One Orange Way (C-4N)
Windsor, Connecticut 06095
Attn: Corporate Real Estate

2.    BUILDING, PREMISES AND COMMON AREAS.
(a)    The name and address of the building (the "Building") in which the Premises are located is:

Hub Tower, 699 Walnut Street, Des Moines, Iowa. The Building is located on the land described on the attached Exhibit A-1 and depicted on the site plan attached to this Lease as Exhibit A-2.

(b)    The premises (the "Premises") covered by this Lease are as shown on the attached Exhibit B (which exhibit also depicts the Premises in relation to the Building's floorplate for each floor occupied by Tenant), and comprise approximately 86,122 rentable square feet of office space, plus approximately 1,210 square feet of basement storage space. The rentable and usable square foot areas for each floor occupied by Tenant have been established using the current Building Owners and Managers Association International ANSI Z 65.1 method of measurement, Copyright 1990 (the "BOMA Method") and are as follows:

6th FLOOR    15,518     rentable square feet
13,295     usable square feet

7th FLOOR    15,518 rentable square feet
13,295 usable square feet

8th FLOOR    15,518 rentable square feet
13,295 usable square feet

9th FLOOR    15,518    rentable square feet
13,295    usable square feet

10th FLOOR    15,518    rentable square feet
13,295    usable square feet

13th FLOOR    8,669    rentable square feet
7,322    usable square feet

TOTAL    86,259 rentable square feet
73,797    usable square feet

In addition to the Premises, Tenant shall have the exclusive right to use the approximately 1,210 square feet of storage space (the “Storage Area”) depicted on Exhibit I for no additional charge. The Storage Area shall not be subject to additional rent and shall not be included in Tenant’s proportionate share, but shall be included in Tenant’s insurance coverages as provided herein. The Premises shall not be subject to remeasurement.

(c)    Tenant and its invitees shall have the non-exclusive right to use, in common with Landlord and other tenants, those areas within the Property (as hereinafter defined), including the Building's entrances, lobbies, corridors, main elevators, freight elevators, loading facilities, roof, accessways, lavatories, skywalk bridges adjacent to and abutting the Building, driveways, public and fire stairways, sidewalks, exterior ramps, parking facilities, risers, plenums, conduits and utility rooms, and other similar areas which enable Tenant to obtain full use and enjoyment of the Premises for all customary purposes (the "Common Areas")subject to those reasonable Rules and Regulations established from time to time by Landlord and defined below.

(d)    The Building, the Premises, the Common Areas, the land and any other improvements on the land are hereinafter collectively referred to as the "Property."

(e)    In addition to Tenant's rights pursuant to Paragraphs 29 and 30 hereof, Tenant shall have the right, at any time prior to the execution by Landlord of the contract with the General Contractor for the Preparation Work (both terms as defined in Paragraph 20 hereof), to increase or decrease the rentable area of the Premises up to a change of fifteen percent (15%). In the event that Tenant elects to increase or decrease the rentable area of the Premises and timely notifies Landlord before execution of the contract, then (A) the rentable area of the Premises, the Annual Base Rent, and Tenant's Proportionate Share payable under this Lease shall be recomputed accordingly and an amendment reflecting these adjustments shall be executed by Landlord and Tenant within thirty (30) days of Tenant's election to increase or reduce the rentable area of the Premises; and (B) Tenant will provide Landlord with revised floor plans reflecting any changes within the Premises and execute a change order, if necessary, to grant Landlord a reasonable period of time to construct the Premises as modified.

3.    LEASING CLAUSE; QUIET ENJOYMENT. Landlord represents that it is the fee simple owner of the Property and has full right and authority to make this Lease. Landlord hereby leases the Premises to Tenant and Tenant hereby accepts the same from Landlord, in accordance with the provisions of this Lease. Landlord covenants that Tenant shall have peaceful and quiet enjoyment of the Premises during the Term (as defined below) of this Lease, subject to the terms hereof.

4.    USE OF PREMISES. Tenant may use and occupy the Premises for general office purposes, and uses incidental thereto.

5.    TERM.
(a)    The term of this Lease (the "Term") shall begin thirty (30) days after the later to occur of (i) the date of Substantial Completion (as defined below) of the entire Premises or (ii) the date Landlord has given Tenant written notice that the Preparation Work (as defined in Paragraph 20) is Substantially Complete (the "Commencement Date") and shall end on that date which is the last day of the ninety-first (91st) full calendar month following the Commencement Date (the "Expiration Date"), unless: (i) sooner terminated in accordance with the terms and conditions contained in this Lease; or (ii) extended pursuant to the provisions of this Lease. In no event shall the Commencement Date occur prior to January 1, 2018. Landlord and Tenant agree to execute an amendment to this Lease establishing the Commencement Date and the Expiration Date, and, if applicable, the revised rentable area and usable area of the Premises, the Annual Base Rent, the monthly rent installment and Tenant's Proportionate Share developed through the operation of Subparagraph 2(b) of this Lease.

(b)    "Substantial Completion" and "Substantially Complete" shall mean that all of the following conditions have been satisfied: (i) Landlord has secured and delivered to Tenant the required permanent certificate of occupancy (or the substantial equivalent under applicable state or local law) to permit full use and occupancy of the Building, the Premises and the Common Areas for the purposes permitted under this Lease; (ii) construction of the improvements to the Premises has been completed in accordance with the Preparation Plans (as defined in Paragraph 20 hereof), as reasonably determined by Tenant, subject only to normal punch list items that will not interfere with Tenant's business operations, a list of which shall be delivered to Landlord by Tenant's architect, and which items Landlord agrees to use its best efforts to correct by the Commencement Date, but in no event later than thirty (30) days after the Commencement Date; and (iii) a certification by Tenant’s architect, consented to and approved by Landlord and Landlord’s architect, has been delivered to Tenant, stating that: (A) the proper federal, state, county, regional and local authorities, including those having jurisdiction over applicable zoning, building, health, safety and environmental regulations, have issued all licenses, permits, approvals and consents necessary in connection with the construction and lawful occupancy by Tenant of the Premises for the purposes permitted in Paragraph 4; (B) all of the "Preparation Work," as hereinafter defined, and all approved changes thereto comply with the provisions of Paragraphs 14 and 19 hereof and with any private covenants applicable to the Property generally; (C) all of the Property is complete, in clean and first-class condition, and where applicable, in working order, such that Landlord may perform its obligations in the manner required by this Lease; and (D) the rentable area of the Premises and the Building are as shown on the schedule to such certification and that such areas have been calculated in accordance with the BOMA Method, based on the supporting calculation attached to such certification.

(c)    Landlord will use all commercially reasonable efforts to Substantially Complete respective portions of the Premises on or before the respective dates set forth in 6(a) of the Lease Summary Sheet (for such portions of the Premises, the applicable "Scheduled Substantial Completion Date"). If any such portion of the Premises is not Substantially Complete by the date that is five (5) days following the applicable Scheduled Substantial Completion Date, then (i) for the 8th and 13th Floor premises respectively, Tenant shall be entitled to a credit, in the amount of two (2) days of Annual Base Rent for the entire Premises, for every day that any such portion the Premises are not Substantially Completed, to be applied against Annual Base Rent otherwise due and payable as of the Commencement Date, (ii) for the 6th, 7th, 9th and 10th Floor premises, Tenant shall be entitled to a credit, in the amount of two (2) days of Annual Base Rent prorated for the portion of the Premises not delivered timely, for every day that any such portion the Premises are not Substantially Completed, to be applied against Annual Base Rent otherwise due and payable as of the Commencement Date until the date that is two (2) weeks after the Scheduled Completion Date for such portion of the Premises, whereupon such credit shall be calculated as two (2) days of Annual Base Rent for the entire Premise for every day that such portion of the Premises are not Substantially Completed. Notwithstanding the foregoing, Landlord shall not be liable for more than one such daily penalty for any concurrent delays with respect to multiple portions of the Premises; and further provided that Landlord shall not be responsible for any credit to the extent that the delay is caused in whole or in part by acts or omissions of Tenant, or if the design and plans are not timely completed as provided herein, subject to a five (5) day grace period for Tenant’s delivery of the design and plans (by way of example, if completed design and plans are delayed by seven (7) days, all other dates set forth herein shall be delayed by two (2) days). If any portion of the Premises is not Substantially Complete within ninety (90) days after the Scheduled Substantial Completion Date, then Tenant shall have the right to terminate this Lease by giving Landlord ten (10) days' prior written notice. Regarding the construction of the server room on the 8th Floor (the “Server Room”) the parties shall cooperate in good faith as to the construction and installation of information technology related infrastructure equipment to allow the full functionality of Tenant’s Server Room by September 1, 2017. Notwithstanding the foregoing, three (3) weeks prior to the Scheduled Substantial Completion Dates, Landlord shall provide access to Tenant in the respective portion of the Premises for installation of its furniture, fixtures and equipment.

(d)    Tenant may, but shall not be required to, take occupancy of the Premises prior to the Commencement Date.

(e)    If the Commencement Date has not occurred within two (2) years of the date of this Lease, the Lease shall terminate without further action of either party.

6.    ANNUAL BASE RENT.
(a)    Following a six (6) month free rent period, the Annual Base Rent is as set forth in Paragraph 7 of the Lease Summary Sheet and shall be payable in monthly installments on the date that is six (6) months after the Commencement Date (the “Rent Commencement Date”), and thereafter, for each month through and including the Expiration Date. The term “Lease Year” shall mean the one year period commencing on the Rent Commencement Date, and each subsequent year. Rent for any partial month shall be equitably prorated. Annual Base Rent shall be paid by a check mailed by the first business day of each month to the following address: Attn: Facilities Department, Employers Mutual Casualty Company, 717 Mulberry Street, Des Moines, IA 50309, or any other address provided to Tenant by Landlord in accordance with Paragraph 32 of the Lease, or at Tenant’s option, by wire transfer, pursuant to wire instructions provided to Tenant upon request.

Notwithstanding the foregoing, Tenant shall pay rent for the first month payable hereunder by the date that is ninety (90) days following the full execution and delivery of this Lease.

(b)    Landlord and Tenant acknowledge that a portion of Annual Base Rent is allocable to the initial cost of providing electricity and janitorial services to the Premises. In the event that Tenant exercises its right to install separate metering for electricity in the Premises and provide its own electricity in accordance with Paragraph 27, Annual Base Rent shall be reduced, on a per rentable square foot basis by the greater of (i) the actual cost per rentable square foot paid by Landlord to provide electricity to the Premises for the Base Year (as hereinafter defined), or (ii) two and 22/100 Dollars ($2.22 PSF), which is the estimated cost per rentable square foot to provide electricity to the Premises for the Base Year, listed on Exhibit C attached hereto and made a part hereof, and Building Operating Expenses (for the Base Year and for all Computation Years) shall thereafter not include the cost of electricity for leasable areas of the Building. In the event that Tenant exercises its right to provide its own janitorial services in accordance with Paragraph 26, Annual Base Rent shall be reduced on a per rentable square foot basis, by the greater of (i) the actual cost per rentable square foot paid by Landlord to provide janitorial services to the Premises for the Base Year; or (ii) one and 23/100 Dollars ($1.23 PSF), which is the estimated cost per rentable square foot to provide janitorial services to the Premises for the Base Year, listed in Exhibit C hereto, and Building Operating Expenses (for the Base Year and for all Computation Years) shall thereafter not include the cost of janitorial services for leasable areas of the Building.

7.    ANNUAL ADDITIONAL RENT.
(a)    For the purpose of this Paragraph 7:

(i)    Base Year shall mean the calendar year 2018;

(ii)    Computation Year shall mean each full twelve (12) calendar months subsequent to the Base Year through the end of the Term;

(iii)    Property shall mean only the Building and the land fairly and equitably allocated to the Building;

(iv)    Tenant's Proportionate Share shall mean the ratio, expressed as a percentage, of the rentable square feet of the Premises occupied by Tenant, measured pursuant to the BOMA Method, to the entire rentable area in the Building, which is 283,314 rentable square feet. Tenant's Proportionate Share is thirty and forty one-hundredths percent (30.45%);

(v)    Real Estate Taxes shall mean all taxes, assessments, SSMIDs (Self-Supported Municipal Improvement Districts), levies and other charges, which are assessed, levied or charged upon the Property during any calendar year or portion thereof throughout the Term and which have been finally determined by legal proceedings or otherwise to be legally payable, less any abatement received by Landlord, any affiliate of Landlord or any tenant of the Property. Real Estate Taxes shall not include (A) any interest or penalties; (B) any capital levy, estate, succession, inheritance, transfer, sales, use or franchise taxes, or any income, profits, or revenue tax, assessment or charge imposed upon the rent received as such by the Landlord under this Lease; nor (C) any increase in property taxes solely due to a reassessment performed as a result of the sale or transfer of the Property. Annual increases in taxes payable by Tenant shall be calculated solely on any normal and ordinary increases in assessment valuation or levy rate for the Property. For the Base Year only, Real Estate Taxes shall mean an amount equal to the greater of (x) the actual Real Estate Taxes incurred during the Base Year, or (y) a good faith estimate of the Real Estate Taxes which will be incurred during the Base Year, as set forth in Exhibit C, which amount set forth in (x) or (y) shall be multiplied by a formula, mutually determined by Landlord and Tenant, necessary to adjust the Real Estate Taxes as if the Base Year were a full tax year in which the Building were ninety percent (90%) leased and occupied and the Property were fully assessed as if the improvements thereon were fully completed (the "Base Year Real Estate Taxes"); and

(vi)    Building Operating Expenses shall mean the total actual out-of-pocket expenses paid by Landlord for the operation, maintenance and repair of the Property which are incurred during any calendar year or portion thereof throughout the Term, in accordance with sound property management principles, as applied to first-class office buildings. For the Base Year only, Building Operating Expenses shall mean an amount equal to the greater of (x) the actual Building Operating Expenses incurred during the Base Year, or (y) a good faith estimate of the Building Operating Expenses which will be incurred during the Base Year, as set forth in Exhibit C, which amount set forth in (x) or (y) shall be multiplied by a formula, mutually determined by Landlord and Tenant, necessary to adjust the Building Operating Expenses as if the Base Year were a full year in which the Building were ninety percent (90%) leased and occupied and all initial warranties and service contracts for new equipment have expired (the "Base Year Building Operating Expenses"). In the event Landlord, during any Computation Year, undertakes any type of expense that was not incurred by Landlord during the Base Year, then the Building Operating Expenses for the Base Year will be adjusted to include the cost that Landlord would have incurred to undertake such expense in the Base Year.

Building Operating Expenses shall include the skywalk expenses or charges properly allocated to the Building pursuant to skywalk ordinances, skywalk agreements or agreement with the Kaleidoscope at the Hub.

Notwithstanding anything in this Lease to the contrary, the following expenses are excluded from Building Operating Expenses:

(A)    Depreciation and amortization;

(B)    Expenses incurred by Landlord to prepare, renovate, repaint, redecorate or perform any other work in any space leased to an existing tenant or prospective tenant of the Building;

(C)    Expenses incurred by Landlord for repairs or other work occasioned by fire, windstorm, or other insurable casualty or condemnation;

(D)    Expenses incurred by Landlord to lease space to new tenants or to retain existing tenants including leasing commissions, advertising and promotional expenditures;

(E)    Expenses including, without limitation, legal fees and disbursements incurred by Landlord to resolve disputes, enforce or negotiate lease terms with prospective or existing tenants or in connection with any financing, sale or syndication of the Property;

(F)    Interest, principal, points and fees, amortization or other costs associated with any debt and rent payable under any lease to which this Lease is subject and all costs and expenses associated with any such debt or lease and any ground lease rent, irrespective of whether this Lease is subject or subordinate thereto;

(G)    Deleted.;

(H)    Cost of alterations, capital improvements, equipment replacement and other items which under generally accepted accounting principles are properly classified as capital expenditures;

(I)    expenses for the replacement of any item covered under warranty, to the extent of any reimbursement, exclusive of any deductible thereunder;

(J)    Cost to correct any penalty or fine incurred by Landlord due to Landlord’s violation of any federal state, or local law or regulation in existence as of the

Effective Date and any interest or penalties due for late payment by Landlord of any of the Building Operating Expenses;

(K)    Cost of repairs necessitated by Landlord’s negligence or willful misconduct;

(L)    Expenses for any item or service which Tenant pays directly to a third party or separately reimburses Landlord and expenses incurred by Landlord to the extent the same are reimbursable or reimbursed from any other tenants, occupants of the property, or third parties;

(M)    Expenses for any item or service not provided to Tenant but which are provided to any other tenants in the Building;

(N)    A property management fee for the Building in excess of the lesser of (i) the concurrent management contract obligation or (ii) four percent (4%) of the gross rents of the Building (exclusive of capital expenditures, tenant reimbursements and ancillary income from other tenants [e.g., income from antennae, or satellite dishes, paid parking, security deposits and interest thereon, etc.]) applicable to the Building for the relevant calendar year. Landlord shall charge the above management fee during the Base Year and all subsequent years;

(O)    Compensation and benefits of (i) employees above the grade of building superintendent or building manager, and (ii) that portion of employee expenses for employees whose time is not spent directly in the operation of the Property;

(P)    Landlord's general corporate overhead and administrative expenses except if it is solely for the Building;

(Q)    Business interruption insurance or rental value insurance;

(R)    Expenses incurred by Landlord in order to comply with the provisions of Subparagraphs 14(a) and 19(a) hereof, provided such conditions requiring compliance existed at the Building as of the Effective Date;

(S)    Reserves;

(T)    Fees paid to affiliates of Landlord to the extent that such fees exceed the customary amount charged for the services provided;

(U)    The operating expenses incurred by Landlord relative to retail stores, hotels and any specialty service in the Building or on the Property;

(V)    Deleted;

(W)    Deleted;

(X)    cost of sculptures, paintings and other objects of art;

(Y)    costs associated with the removal of hazardous materials in violation of applicable environmental law located in leasable areas of the Building as of the Effective Date;

(Z)    the excess over competitive costs by independent suppliers and contractors, of the cost of supplies and services provided by subsidiaries and affiliates of Landlord;

(AA)    other items not customarily included as operating expenses for similar buildings;

(BB)    all categories of costs not included in the Base Year calculation of operating costs for which the Base Year amount had not been adjusted, but specifically excluding new categories of cost already included in the Base Year calculation of operating costs as of the Effective Date but which are merely re-categorized in subsequent years;

(CC)    any charge for Landlord’s income tax, excess profit tax, franchise tax, or like tax on Landlord’s business and tax penalties incurred as a result of Landlord’s negligence, inability or unwillingness to make payments and/or to file any income tax or informational returns when due;

(DD)    taxes assessed against the Building or Landlord for Tenant Improvements above the Building Standard;

(EE)    cost of signs in or on the Building or complex identifying the owner of the Building or other tenants’ signs;

(FF)    assessments and premiums which are not specifically charged to Tenant because of what Tenant has done, which can be paid by Landlord in installments, shall be paid by Landlord in the maximum number of installments permitted by law and not included as operating expenses except in the year in which the assessment or premium installment is actually paid; provided, however, that if the prevailing practice of other comparable office buildings in the vicinity of the Building to pay such assessments or premiums on an earlier basis, such assessments or premiums shall be included in operating expenses as paid by Landlord; in no event, however, shall Landlord include any accrued interest (resulting from such assessments or premiums) in its computation of operating expenses;

(GG)    costs arising from Landlord’s charitable or political contributions;

(HH)    rentals and other related expenses incurred in leasing HVAC systems, elevators or other equipment ordinarily considered to be Capital Items;

(II)    the cost of any electric power used by any tenant in the Building in excess of the Building-standard amount, or electric power costs for which any tenant directly contracts;

(JJ)    costs arising from the negligence or faults of other tenants, to the extent recouped by Landlord;

(KK)    Deleted.

(LL)    costs associated with the operation of the business of the partnership or entity which constitutes Landlord as the same are distinguished from the costs of operation of the Building;

(MM)    costs of any “tap fees” or any sewer or water connection fees for the benefit of any particular tenant in the Building;

(NN)    any expenses incurred by Landlord for use of any portions of the Building to accommodate events;

(OO)    any entertainment, dining or travel expenses;

(PP)    any unreasonable flowers, gifts, balloons, etc. provided to any entity whatsoever;

(QQ)    any “finders fees”, brokerage commissions, job placement costs or job advertising cost;

(RR)    the cost of any magazine, newspaper, trade or other subscriptions;

(SS)    the cost of any training or incentive programs, other than for tenant life safety information services;

(TT)    the cost of any “tenant relations” parties, events or promotion; and

(UU)    “In-house” legal and/or accounting fees.

(b)    Subject to its rights to appeal and protest, Landlord shall pay before delinquency all Real Estate Taxes and Building Operating Expenses for the Property. In addition to the Annual Base Rent set forth in Paragraph 6, for each Computation Year during the Term, Tenant shall pay Landlord the following sums (collectively, "Annual Additional Rent"):

(i)    Tenant's Proportionate Share of any increase in Real Estate Taxes over the Base Year Real Estate Taxes (the "Tax Payment"). The Tax Payment shall be made by Tenant in accordance with the terms of Subparagraph 7(c) and shall be subject to adjustment as provided for in this Paragraph 7; and

(ii)    Tenant's Proportionate Share of any increase in Building Operating Expenses over the Base Year Building Operating Expenses (the "Operating Expense Payment"); provided, however, that for purposes of computing the Operating Expense Payment, Building Operating Expenses for any Computation Year shall not include an increase of more than five percent (5%) over, with respect to the first Computation Year, Base Year Building Operating Expenses and with respect to any other Computation Year, the Building Operating Expenses for the preceding Computation Year on a non-cumulative basis. Notwithstanding the foregoing, expenses for insurance, debris removal and utilities shall not be subject to the foregoing limitation. The Operating Expense Payment shall be made by Tenant in accordance with the terms of Subparagraph 7(c) and shall be subject to adjustment as provided for in this Paragraph 7. Notwithstanding the foregoing, in the event Tenant vacates any entire floor or the 13th Floor of the Premises, prior to the end of the Term and continues to pay Tenant's Base Rent and Additional Rent on such vacated Premises, Tenant's share of Operating Expenses shall be equitably reduced by the reduction in services, maintenance and utilities at the vacated Premises. Upon notice of such vacancy, Landlord shall, without limitation: (i) reduce HVAC to a level necessary for safety of Building's systems only; (ii) permit reduced lighting; (iii) reduce the frequency and extent of the janitorial services to be commensurate with vacated space; and (iv) to likewise reduce the frequency and extent of any maintenance obligations. Upon Tenant's written request, Landlord shall provide Tenant with reasonable evidence of such reductions in Operating Expenses.

(c)    Within ninety (90) days after the end of the Base Year and the end of each Computation Year, Landlord shall furnish to Tenant itemized statements certified by an authorized agent of Landlord setting forth the Base Year Real Estate Taxes and Base Year Building Operating Expenses, the Real Estate Taxes and Building Operating Expenses for the most recently completed Computation Year and Tenant's Tax Payment and Operating Expense Payment, if any. Such statement shall include any receipted tax bills for the Base Year and the relevant Computation Year and such supporting documentation as to Building Operating Expenses (including copies of all calculations) as Tenant shall reasonably require. Tenant shall pay the Tax Payment and Operating Expense Payment within sixty (60) days following receipt of the statement described above. In the event that Landlord fails to furnish Tenant with an itemized statement as described above within one (1) year after the end of any Computation Year, then Tenant shall not be required to pay any increase in Real Estate Taxes or Building Operating Expenses for that Computation Year, nor shall any such increase be included in the calculation for any subsequent Computation Year.

(d)    Within one (1) year after receipt of any statement, Tenant shall have the right, by notice to Landlord, to dispute the inclusion and amount of any item or items in any statement. If Tenant shall dispute the inclusion or amount of any item or items in any statement within sixty (60) days after receipt of such statement, then Tenant shall pay the Operating Expense Payment and the Tax Payment, excluding the items or amounts in dispute. In the event that such a dispute is not settled within sixty (60) days after notice of such dispute has been delivered to Landlord, the dispute shall be determined by a firm of real estate audit professionals mutually acceptable to Landlord and Tenant ("Audit Professionals"). If Landlord and Tenant cannot agree on Audit Professionals within thirty (30) days, then Landlord and Tenant shall each, within fifteen (15) days, select one (1) independent firm of Audit Professionals, and such two (2) Audit Professionals shall together select a third firm of Audit Professionals, which third firm shall be the Audit Professionals who shall resolve the dispute. If Landlord fails to select its Audit Professionals within the aforesaid fifteen (15)-day period, then, to the extent that Tenant has previously paid Landlord for the items in dispute, Tenant shall have the right to deduct the amount of such items from any installments of Annual Base Rent, Annual Additional Rent or other charges due or becoming due under this Lease (the "Set-Off Rights"). The Audit Professionals shall be entitled to review all records relating to the disputed items. The determination of the Audit Professionals shall be final and binding upon both Landlord and Tenant and the Audit Professionals' expenses shall be borne by the party against whom the decision is rendered; provided, that if more than one item is disputed, the expenses shall be apportioned equitably according to the number of items decided against each party and the amounts involved.

If the Audit Professionals determine that Tenant has made an underpayment, Tenant shall reimburse Landlord for the amount of the underpayment within thirty (30) days following such determination. If the Audit Professionals determine that Tenant has made an overpayment, Landlord shall reimburse Tenant for the amount of the overpayment within thirty (30) days following such determination. If Landlord shall fail to pay the same, Tenant shall have the Set-Off Rights.

Notwithstanding the foregoing provisions of this Subparagraph 7(d), Tenant shall have the right at any time within three (3) years of Rent Commencement to dispute the amount of Real Estate Taxes or Building Operating Expenses calculated for the Base Year. If the Audit Professionals determine that the amount of Real Estate Taxes or Building Operating Expenses for the Base Year should be increased, then Landlord shall reimburse Tenant, within thirty (30) days following such determination, for any overpayment of Additional Rent for all Computation years. If Landlord shall fail to pay the same, Tenant shall have the Set-Off Rights.

(e)    Landlord shall promptly notify Tenant of any increase in Real Estate Taxes resulting from other than a general increase in the tax rate or an increase in the assessed value of the Property. Should Landlord fail to notify Tenant of any such increase prior to the expiration of any appeal rights, such increase shall not be included in the computation of Real Estate Taxes. Landlord shall take all reasonable steps to contest any such increase, and shall keep Tenant informed, with timely advice, of the steps being taken.

Further, in the event Landlord does not contest such tax increase, Tenant shall have the right to contest any such increase and shall keep Landlord informed of the steps being taken. Landlord agrees to fully cooperate with Tenant in prosecuting any appeal taken by Tenant as a result of such increase, at no cost or expense to Landlord. To the extent Tenant obtains any reduction as a result of such contest, Tenant shall have the right to setoff against the Annual Base Rent and the Annual Additional Rent due hereunder all reasonable costs and expenses, including reasonable attorneys' fees, incurred by Tenant in connection with such contest, provided the same shall not exceed the amount of the reduction in Real Estate Taxes obtained thereby.

(f)    Tenant shall have the right to examine, to copy and to have an audit conducted of all books and records of Landlord pertaining to Building Operating Expenses and Real Estate Taxes. Such audit shall be conducted by an auditing firm retained by Tenant. All expenses of the audit shall be borne by Tenant unless such audit discloses an overstatement of Building Operating Expenses or Real Estate Taxes of five percent (5%) or more, in which case Landlord shall promptly reimburse Tenant for the cost of the audit. If Landlord fails to pay the same, Tenant shall have the Set-Off Rights. If the auditing firm determines that Tenant has made an underpayment, Tenant shall reimburse Landlord for the amount of the underpayment within thirty (30) days following such determination. If the auditing firm determines that Tenant has made an overpayment, Landlord shall reimburse Tenant for the amount of the overpayment within thirty (30) days following such determination. If Landlord shall fail to pay the same, Tenant shall have the Set-Off Rights. In the event Landlord disputes the findings of the audit, then Landlord and Tenant agree to submit any disputed items to the Audit Professionals for resolution pursuant to the terms of Subparagraph 7(d) and the Set-Off Rights shall not become effective until thirty (30) days after the determination of the Audit Professionals. Landlord shall maintain all books and records for a period of not less than three (3) years following the applicable Computation Year.

(g)    The rights and obligations of Tenant and Landlord under this Paragraph 7 shall survive the expiration or earlier termination of the Lease, provided that Operating Expense Payments and Tax Payments shall be prorated to reflect any partial final year of the Term of the Lease.

8.     SUBLETTING OR ASSIGNMENT.
(a)    Subletting. Tenant shall have the right to sublet all or any portion of the Premises or grant licenses therein, with the consent of Landlord which shall not be unreasonably withheld or conditioned, provided:

(i)    Tenant is not in default of the Lease beyond any applicable cure period;

(ii)    Tenant provides Landlord with prior written notice of the sublease or license, at least thirty (30) days prior to the commencement date of the sublease or license;

(iii)    Tenant delivers to Landlord an executed copy of the sublease or license within ten (10) days following the commencement date of the sublease or license;

(iv)    Tenant remains liable to Landlord for the obligations of Tenant under the Lease; and

(v)    If Landlord has not denied Tenant’s request to sublet with specificity within fourteen (14) days of request, Landlord’s consent to any such request shall be deemed to have been granted. It shall be deemed unreasonable for Landlord to withhold its consent A) based on the financial condition of any proposed sublet or the lack of any financial information) or B) if the proposed sublet is then a tenant in the Building or the complex in which the Building comprises a portion and the Landlord then has space comparable to the proposed sublet space available for lease for a term similar to the proposed sublease term.

Tenant shall, upon demand, reimburse Landlord for any out-of-pocket fees incurred by Landlord in connection with the review, execution, and delivery of such subletting request up to Two Hundred Fifty and 00/100 ($250.00) per request.

Landlord shall be entitled to Fifty percent (50%) of any additional rent or compensation payable to Tenant by reason of such sublease, net of the amortized amounts of Tenant’s costs for such sublease including, without limitation, tenant improvements, concessions, brokerage fees and legal expenses and Tenant agrees to pay such amounts to Landlord with its monthly Rent. Notwithstanding the foregoing, such rent sharing shall not apply to a sublease with a bona fide affiliate of Tenant.

(b)    Assignment.

(i)    Tenant shall not be permitted to assign this Lease, without the prior written consent of Landlord, which consent shall not be unreasonably withheld or conditioned. It shall be deemed reasonable to withhold or condition such consent only if:

(A)     the proposed assignee's business and reputation are not consistent with the business and reputation of the tenants then occupying; or

(B)    the proposed assignee intends to use the Premises (or the applicable portion thereof) for a use (x) prohibited by this Lease; or

(C)    the proposed assignee is then negotiating with Landlord for the rental of any comparable space in the Building for a term similar to the remaining term of this Lease.

(ii)    In addition, if Tenant requires that Tenant shall have no liability to Landlord under this Lease as of the date of the assignment, than the proposed assignee must have a net worth, as determined by generally accepted accounting principles ("Net Worth") which is equal to any "Fortune 500 Company," as such term is generally recognized in the marketplace, otherwise Tenant shall remain liable under this Lease.

(iii)    Tenant shall provide Landlord with the following information each time Tenant wishes to assign any interest in the Lease:

(A)    Name and address of the proposed assignee;

(B)    Brief description of the proposed assignee's business;

(C)    If the provisions of Subparagraph 8(b)(ii) above apply, financial references or, if reasonably available, the proposed assignee's most recent balance sheet and income statements; and

(D)    The proposed assignment and assumption agreement in form and substance reasonably satisfactory to Landlord, in which the assignee shall assume performance of all of the terms, covenants, conditions and obligations of Tenant pursuant to this Lease from and after the date of the proposed assignment. If Tenant is to be released of all liability to Landlord as of the date of assignment pursuant to the provisions of Subparagraph 8(b)(ii) above, the assignment instrument shall so state. Nothing contained in this Subparagraph shall limit or relieve Tenant's liability under this Lease prior to the date of the assignment.

(iv)    Landlord shall have fifteen (15) days from the date on which Tenant has submitted to Landlord the information set forth in Subparagraph 8(b)(iii), to notify Tenant in writing of Landlord's rejection or consent to the proposed assignee. Landlord shall specify the reasons for rejection in any notice of rejection. In the event Landlord reasonably claims that any of the above information is incomplete, Landlord shall immediately notify Tenant, in writing, of such claim, and the fifteen (15) day period shall be extended by the number of days of Tenant's delay in delivering reasonably complete information to Landlord in accordance with Subparagraph 8(b)(iii) above. Landlord's consent shall be conclusively deemed given within the fifteen (15) day period, unless refused or delayed as described above.

(v)    Notwithstanding the provisions of this Subparagraph 8(b), Tenant shall have the right to assign or transfer any interest in this Lease to a subsidiary, parent or an affiliate of Tenant, or a successor to Tenant by way of merger, consolidation, corporate reorganization or the purchase of all or substantially all of Tenant's, or any operating division of Tenant’s assets, each without Landlord's consent.

(vi)    Notwithstanding anything to the contrary in this Paragraph 8, any transfer, sale, pledge or other disposition and/or power to vote the outstanding shares of corporate stock of Tenant shall not be deemed an assignment.

Tenant shall, upon demand, reimburse Landlord for any out-of-pocket fees incurred by Landlord in connection with the review, execution, and delivery of such assignment request up to Two Hundred Fifty and 00/100 ($250.00) per request.

(c)    Estoppels and Nondisturbance for Subtenant. Landlord shall, at Tenant's reasonable request, (i) provide Tenant with an estoppel certificate stating whether Landlord knows of any defaults under this Lease at the time of any proposed subletting or assignment; and (ii) provide to any subtenant of Tenant an agreement in recordable form stating that Landlord will not disturb the possession of such subtenant due to an early termination of this Lease, but only upon the reasonable determination of Landlord at that time.

Tenant shall, upon demand, reimburse Landlord for any out-of-pocket fees incurred by Landlord in connection with the review, execution, and delivery of such estoppel request up to Two Hundred Fifty and 00/100 ($250.00) per request.

9.     INSPECTION AND REPAIR OF PREMISES. Landlord may access, inspect and repair the Premises at reasonable times and after reasonable prior notice to Tenant (except prior notice shall not be required in emergencies). In accessing or making any inspection or performing maintenance or repairs to, or construction in, or around the Premises, Landlord shall use all commercially reasonable efforts to protect Tenant's property and personnel from loss and injury and to avoid interfering with the conduct of Tenant's business. Notwithstanding the forgoing, access to the Premises shall be only through use of Tenant’s access control system and keyed entry shall not be permitted except in an emergency. Landlord shall provide Tenant with a list of required access cards with registration information as to the identity of the cardholder and the purpose of each entry. Landlord shall adopt reasonable security protocols to ensure that only authorized parties have access to Tenant’s access cards for such purposes, and in such manner and, further, provide Tenant with reasonable evidence that such protocols have been implemented and are being followed.

10.     DAMAGE TO PREMISES.
(a)    If the Property or any portion thereof is damaged by fire or other casualty, then, except as provided below, the damage shall be promptly repaired by and at the expense of Landlord. Until such repairs and restoration are completed, and if the damage limits Tenant’s use of the Premises, the Annual Base Rent and Annual Additional Rent shall be equitably abated to the extent that damage to the Premises and/or other portions of the Property materially and adversely interferes with the conduct of Tenant's business, as reasonably determined by Landlord and Tenant. Landlord shall notify Tenant in writing within fifteen (15) days of such damage as to whether the damage is susceptible of complete repair within one hundred twenty (120) days after the occurrence. If such damage to the Property or any portion thereof shall materially and adversely interfere with the conduct of Tenant's business, as reasonably determined by Tenant, and shall not be susceptible of complete repair and restoration within one hundred twenty (120) days after the occurrence of such casualty, then Tenant may, by written notice to Landlord, terminate this Lease as of the date of occurrence of such damage, provided such notice is given within forty-five (45) days after the date of such casualty. If such damage can be repaired within one hundred twenty (120) days and Landlord fails to repair or restore such damage within such period, then Tenant may terminate this Lease, by thirty (30) days' prior written notice to Landlord, in addition to all other remedies Tenant may have under this Lease, at law or in equity. Notwithstanding the foregoing provisions of this Subparagraph 10(a), in the event that (x) any portion of the Premises is damaged during the last twelve (12) months of the Term or (y) any other portion of the Property is damaged during the last twelve (12) months of the Term and such damage materially and adversely interferes with the conduct of Tenant's business, as reasonably determined by Landlord and Tenant, then Tenant shall have the option to terminate this Lease upon thirty (30) days' prior written notice to Landlord. In the event of the termination of this Lease pursuant to this Paragraph 10, Annual Base Rent and Annual Additional Rent shall be prorated as of the date of such termination.

(b)    Landlord and Tenant do each hereby release and discharge the other party and any officer, agent, employee or representative of such party from any liability for loss or damage to property caused by fire or other casualty for which insurance (containing waiver of subrogation) is required to be carried by the injured party under the terms of this Lease.

11.     EMINENT DOMAIN. If the Property or any portion thereof shall be taken under the power of eminent domain or conveyed in lieu thereof, the taking of which materially and adversely interferes with the conduct of Tenant's business, then Tenant shall have the right to terminate this Lease at such time by furnishing written notice to Landlord. If Tenant does not terminate this Lease, Landlord shall proceed with due diligence to make all repairs necessary to restore the Property to as near its former condition as circumstances will permit and the Lease shall remain in full force and effect, except that, effective on the date of taking or conveyance, the Premises shall be reduced by the portion of the Premises so taken or conveyed, and the Annual Base Rent and Tenant's Proportionate Share shall be (a) proportionately reduced by the portion of the Premises taken or conveyed, and (b) equitably reduced to the extent that such taking or conveyance of other portions of the Property materially and adversely interferes with the conduct of Tenant's business. Damages awarded Landlord for such taking or conveyance shall belong to Landlord, provided that Tenant may assert a claim for the unamortized cost of any leasehold improvements paid for by Tenant, Tenant's personal property, fixtures and moving expenses, and the loss of Tenant's business.

12.     TENANT'S OBLIGATIONS.
(a)    Tenant shall maintain, at its expense, with an insurer(s) holding an A.M. Best Rating of A- (Excellent), Financial Size Category VIII or higher and reasonably acceptable to Landlord:

(i)    Standard Commercial General Liability Insurance. The limits of liability of such insurance shall be an amount not less than Two Million and 00/100 Dollars ($2,000,000.00) per occurrence, Personal Injury including death and Two Million and 00/100 Dollars ($2,000,000.00) per occurrence, Property Damage Liability or Two Million and 00/100 Dollars ($2,000,000.00) combined single limit for Personal Injury and Property Damage Liability. Such policies shall name Landlord as Additional Insured and include Contractual Liability coverage;

(ii)    Property insurance covering the risk of physical damage or loss to Tenant’s personal property, furniture, trade fixtures, office equipment and any property in the care, custody and control of the Tenant and all original and later-installed Tenant improvements in the Premises, at full replacement cost value. This insurance shall include fire and extended coverage perils. Such property insurance policy shall contain appropriate endorsements waiving the insurer's right of subrogation against Landlord;

(iii)    Worker's Compensation and Employer's Liability insurance as required by state law;

(iv)    Business Automobile Insurance for all owned, non-owned, hired, rented and/or borrowed vehicles used by the Tenant, its employees or agents. Such policy shall include a combined single limit of at least $1,000,000.00 per claim for bodily injury and property damage and will provide that employees are insured; and

(v)    Excess or Umbrella Liability insurance with a limit of at least $1,000,000 providing additional limits of insurance over the primary limits of the Standard Commercial General Liability, Employers’ Liability, and Business Auto Liability insurance. Any Tenant insurance policy shall exclude any policies of insurance maintained by Landlord and that Tenant insurance be primary with respect to any indemnity obligation of Tenant in connection with this Lease, and any insurance carried by Landlord shall be excess and non-contributing with respect thereto.

(vi)    At Tenant's option, Tenant may provide the coverages required under this Subparagraph 12(a) through blanket policies of insurance covering Tenant's other properties. Tenant shall deliver a certificate of insurance evidencing the coverages (or such other evidence as Landlord may reasonably request) by the Commencement Date, and annually thereafter, within thirty (30) days of the expiration or renewal of the coverages. Each policy will provide that Landlord shall receive at least thirty (30) days' prior written notice of cancellation, material alteration or non-renewal of the policy.

(b)    Tenant shall comply with all laws pertaining to Tenant's use of the Premises, including compliance with local and state laws requiring a smoke-free environment, provided Tenant shall not be required to make any structural alterations or improvements to the Premises or the Building.

(c)    Tenant shall obey reasonable rules and regulations established by Landlord in connection with the operation, maintenance, safety or security of the Building, provided Tenant has prior written notice of such rules and regulations and they are consistently and uniformly applied to and enforced against all tenants of the Building. The current rules and regulations for the Building are attached to this Lease as Exhibit D. In the event of any conflict between the rules and regulations (as the same may exist from time to time) and the Lease, the terms of this Lease shall control.

(d)    During the Term, Tenant may make improvements, alterations or additions to the Premises, provided such work is done in a workmanlike manner with materials and finishes comparable to those then existing in the Premises, and provided that structural improvements, alterations and additions shall be made only with the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. If Tenant makes any improvements, alterations or additions, Tenant agrees to:

(i)    comply with all insurance requirements and all laws, ordinances, rules and regulations of all governmental authorities, provided that Landlord shall cooperate with Tenant in securing any necessary permits, the cost for such permits to be borne by Tenant;

(ii)    discharge by payment, bond or otherwise, any mechanics' lien filed against the Property (of which Tenant has written notice) for work, labor, services or materials performed at or furnished to the Premises on behalf of Tenant, except when such mechanics' lien is filed by a contractor, subcontractor, materialman, laborer, employee or agent of Landlord, in which event, Landlord shall discharge such lien by payment, bond or otherwise; and

(iii)    upon reasonable request from Landlord, (A) furnish Landlord with plans of such improvements, alterations or additions and (B) furnish Landlord with contractors' affidavits and lien waivers.

(e)    Tenant may install and maintain its own security system for the Premises which may be compatible with the Building’s security system, which may include establishing limited access areas within the Premises that are reasonably acceptable to Landlord. Landlord will provide Tenant with micro prox tags to be affixed to Tenant’s access cards to allow access to the Building security system. At its sole option, Tenant may remove any security, telephone or computer system or any portion thereof (the "Systems") installed on behalf of Tenant, provided Tenant repairs any damage caused by such removal. In no event, however, shall Tenant be required to remove any portion of the Systems (including, without limitation, cabling) installed in any wall, floor, partition, ceiling or under any floor covering.

(f)    Upon the expiration or earlier termination of this Lease, Tenant, subject to Subparagraph 12(e) hereof, shall surrender the Premises broom clean, except for loss or damages resulting from casualty, condemnation, acts of God, ordinary wear and tear and any improvements, alterations or additions made to the Premises. In no event shall Tenant be required to remove any such improvements, alterations or additions made to the Premises in connection with the Tenant Improvement Work or any cabling or wiring. Notwithstanding the foregoing, Tenant shall have the right, but not the obligation, to remove any improvements, alterations or additions made to the Premises on Tenant's behalf, provided Tenant repairs any damage caused by such removal.

13.     LANDLORD'S OBLIGATIONS.
(a)    Landlord shall maintain, without cost to Tenant (except as otherwise provided in Paragraph 7 as a Building Operating Expense), with an insurer(s) holding a Best Rating of A- (Excellent), Financial Size Category VIII or higher and reasonably acceptable to Tenant:

(i)    Standard Commercial General Liability Insurance. The limits of liability of such insurance shall be an amount not less than Two Million and 00/100 Dollars ($2,000,000.00) per occurrence, Personal Injury including death and Two Million and 00/100 Dollars ($2,000,000.00) per occurrence, Property Damage Liability or Two Million and 00/100 Dollars ($2,000,000.00) combined single limit for Personal Injury and Property Damage Liability. Such policies shall name Tenant as Additional Insured and include Contractual Liability coverage;

(ii)    "all risk" property insurance on the Building, the Premises and the Common Areas insuring one hundred percent (100%) of the replacement value thereof. This insurance shall include, but not be limited to, fire and extended coverage perils. The policy will contain appropriate endorsements waiving the insurer's right of subrogation against the Tenant. The property to be insured by Landlord shall not include Tenant's furniture and furnishings or any fixtures or equipment removable by Tenant under the provisions of this Lease;

(iii)    Boiler and Machinery (also known as Equipment Breakdown) coverage in an amount that is adequate for the exposure at risk; and

(iv)    Landlord shall deliver a certificate of insurance evidencing the coverages described in this Subparagraph 13(a) (or such other evidence as Tenant may reasonably request) by the Commencement Date and at such other time, within thirty (30) days of Tenant's written request. Each policy will provide that Tenant shall receive at least thirty (30) days' prior written notice of cancellation, material alteration or non-renewal of the policy.

(b)    Landlord, without cost to Tenant (except as otherwise provided in Paragraph 7), shall maintain, repair and replace, as necessary, and keep in good order and in safe, clean and first-class condition, all structural and non-structural portions of the Property, and all service systems for the same, including, without limitation:

(i)    the plumbing, sprinkler, heating, ventilating and air conditioning systems, building electrical and mechanical lines and equipment associated therewith, and elevators and boilers, all of which either are located in or serve the Premises or Common Areas;

(ii)    broken or damaged glass and damage by vandals;

(iii)    the exterior and interior structure of the Building including the roof, exterior walls, bearing walls, support beams, foundation, columns, exterior doors and windows and lateral support to the Building and the Common Areas;

(iv)    the interior walls, ceilings, floors and floor coverings (including carpets and tiles) of the Common Areas; and

(v)    the exterior improvements to the land, including curbs, driveways, parking areas, sidewalks, lighting, exterior signs, ditches, shrubbery, landscaping and fencing.

(c)    Without limiting Subparagraph (b) above, Landlord shall provide the following services and facilities, without cost to Tenant except as provided in Paragraph 7 or otherwise stated in this Subparagraph 13(c):

(i)    passenger and freight elevator service, toilet facilities and supplies, hot and cold water, sewage facilities, refrigerated drinking water and vermin extermination, in each case as reasonably required by Tenant;

(ii)    such repainting as is necessary to maintain the Building in first-class condition;

(iii)    heating, ventilation, humidification and air conditioning sufficient to (A) provide for comfortable use and occupancy of the Premises from 7 a.m. to 6 p.m. on Monday through Friday and 7 a.m. to 2 p.m. on Saturday ("Tenant's Regular Business Hours") and (B) accommodate Tenant's electrical capacity and equipment requirements as set forth in Exhibit H-3. "Comfortable use and occupancy" shall mean a temperature range of 70ºF to 74º regardless of exterior air temperatures with internal relative humidity of approximately twenty percent (20%) in winter and approximately fifty percent (50%) in summer. All systems shall conform to local and national codes;

(iv)    HVAC Service for the Premises at times other than Tenant's Regular Business Hours, upon receipt of reasonable prior notice from Tenant. Landlord may bill Tenant in arrears by monthly invoice for the actual cost (as evidenced by supporting documentation reasonably acceptable to Tenant) incurred by Landlord for providing HVAC Service after Tenant's Regular Business Hours, provided, however, Landlord acknowledges that its present practice is not to charge for such services, but Landlord may adopt a charge as it reasonably determines at market rates.

(v)    engineering personnel are available on site at the Building on a twenty-four (24) hour, seven (7) day a week basis and Tenant shall have access to such engineers on such twenty-four (24) hour, seven (7) day a week basis to control temperature within the Premises.

(vi)    elevator service, access, and Common Area lighting necessary to permit use of the Premises by Tenant after Tenant's Regular Business Hours, twenty-four (24) hours per day, seven (7) days per week;

(vii)    replacement of all necessary light bulbs, tubes and ballasts required to maintain a light level throughout the Premises adequate for Tenant's business operation, as reasonably determined by Tenant;

(viii)    removal of ice, snow and debris from the Common Areas;

(ix)    electricity for Tenant's office uses, including lighting, vending machines, office machines, office equipment and computers;

(x)    excluding the Premises, landscaping maintenance and services for all plants, shrubs, flower beds and grounds located in both the interior and exterior of the Building and the Common Areas;

(viiii)    facilities for Tenant's loading, unloading, delivery and pick-up activity, including access thereto twenty-four (24) hours per day, seven (7) days per week;

(ixi)    janitorial services as provided for in Exhibit E [to include twice daily day porter services for restrooms and pantries] attached hereto. At Tenant's expense, Landlord will provide such additional janitorial services as may be requested by Tenant in writing;

(xi)    line-striped underground parking facility in the Building (the “Hub Tower Parking Garage” or the “Ramp”) and the use of, from time to time, of up to two hundred (200) paved line-striped surface parking spaces in lots C and D as shown on the attached Exhibit A-3 Throughout the Term, Landlord shall provide up to 22 spaces(calculated as (1) one unreserved parking space in the Ramp for every 4,000 rentable square feet of office space in the Premises) at market rates, which initially shall be one hundred-forty 00/100 Dollars ($140) per space per month. Monthly rates per space for lots C and D shall be seventy 00/100 Dollars ($70) and sixty 00/100 Dollars ($60), respectively. All present rates are subject to annual review and adjustment, provided that such adjustments are at market rates. All parking facilities shall be safe, clean and adequately lit;

(xiv)    security for the Property at all times. Landlord will physically check and secure the Building and the Premises after Tenant's business hours;

(xi)    a security/reception desk in the Building, which will be staffed and open from 7 a.m. until 6 p.m. Monday through Friday, and 7 a.m. until 2 p.m. on Saturdays. A representative of Landlord will be available at 700 Walnut and on call at all other times, twenty-four (24) hours per day, seven (7) days per week;

(xiii)    At Landlord’s sole cost, Building standard suite signage, a building directory in the lobby of the main entrance level of the Building and floor directories in the elevator lobbies of each floor on which the Premises are located. Such directories shall include listings of Tenant's name and the names of Tenant's principal departments, sections, employees and agents, as provided by Tenant to Landlord, from time to time, in writing. Further, Tenant shall have the right at Tenant’s sole expense to install signage at street level and skywalk Building entrances, the locations, size and design to be mutually agreeable to Landlord and Tenant. Tenant at Tenant’s expense, shall be responsible for (i) obtaining all permits and approvals required to insure that the sign(s) conform to all applicable laws, zoning and code requirements of the city or town where the Property is located and (ii) the installation, maintenance and removal of the signs(s).

(d)    Notwithstanding anything to the contrary in the Lease, if any interruption of Essential Services, as hereinafter defined, materially and adversely interferes with Tenant’s business operations in all or any portion of the Premises, then unless such interruption shall be the result of the negligence or intentional act of Tenant or its agents, Tenant shall provide written notice of the same to Landlord with specific references to the Essential Services which have been interrupted. If Landlord fails to restore the Essential Service identified in Tenant’s written notice within three (3) business days of such notice, then the Annual Base Rent payable hereunder shall be proportionately abated and recouped against up to 50% of the monthly Annual Base Rent due and payable until such abatement has been recouped in full. The abatement shall be calculated from the date of such written notice until the date when such Essential Services are restored. “Essential Services” shall mean (i) HVAC services, repair & maintenance, (ii) electrical service, repair & maintenance, (iii) water/sewer, (iv) debris removal, if necessary for reasonable access, (v) parking accommodations (including garage) and repair, (vi) reasonable pest control, (vii) janitorial service, and (viii) legal compliance to the extent Tenant is forbidden from operating its business in any portion of the Premises. Landlord shall have no responsibility or liability for failure to supply the Essential Services when prevented from so doing by any cause beyond Landlord’s reasonable control.

14.     COMPLIANCE WITH LAWS; LIFE SAFETY.
(a)    In addition to the obligation to comply with laws set forth in Subparagraph 19(a), Landlord shall, at its own expense, comply with all present and future laws, ordinances, requirements, orders, directives, rules and regulations of federal, state, county and city governments and of all other governmental authorities having or claiming jurisdiction over the Property (excluding Tenant's specific use of the Premises) or appurtenances or any part thereof. Without limiting the generality of the foregoing, Landlord shall, at its own expense, (i) comply with the Americans with Disabilities Act of 1990 (as amended) ("ADA"), the Federal Occupational Safety and Health Act of 1970 (as amended) and all regulations or standards as are or may be promulgated thereunder; and (ii) procure each and every permit, license, certificate, or other authorization now or hereafter required in connection with the lawful and proper use of the Property

(b)    Landlord, without cost to Tenant except as otherwise provided in Paragraph 7, shall install and maintain within the Property sprinkler systems, fire alarms, emergency lighting, and other related life safety equipment to comply with the current edition of the National Fire Code Bulletin entitled "NFPA 101 - Code for Safety to Life," along with all present and future requirements of federal, state, county and city governments and all other governmental authorities having or claiming jurisdiction with respect to the occupancy of the Premises initially and throughout the Term. Exits from the Premises,

Building and other portions of the Property shall comply with the current NFPA 101 standards at the time of construction.

15.     INDEMNIFICATION.
(a)    Tenant shall defend and indemnify Landlord and save Landlord harmless from and against any and all losses, claims, liability, expenses and damages (other than consequential damages) which, either directly or indirectly, in whole or in part, arise out of or result from (i) the negligence or willful misconduct of Tenant, its agents, contractors or employees; (ii) any act or occurrence in the Premises, unless caused by the negligence or willful misconduct of Landlord, its agents, contractors or employees; (iii) judgments, citations, fines or other penalties rendered or assessed against Landlord (with the exception of any claims under any worker's compensation laws) as a result of Tenant's failure to comply with all federal, state and local laws, safety and health regulations relating to Tenant's specific use of the Premises, provided that Landlord agrees to give Tenant prompt notice of any such violation asserted by any government agency; and (iv) the breach of any provision of this Lease by Tenant, its agents, contractors or employees.

(b)    Landlord shall defend and indemnify Tenant and save Tenant harmless from and against any and all losses, claims, liability, expenses and damages (other than consequential damages) which, either directly or indirectly, in whole or in part, arise out of or result from (i) the negligence or willful misconduct of Landlord, its agents, contractors or employees; (ii) judgments, citations, fines or other penalties rendered or assessed against Tenant (with the exception of any claims under any worker's compensation laws) as a result of Landlord's failure to comply with all provided that Tenant agrees to give Landlord prompt notice of any such violation asserted by any government agency; and (iv) the breach of any provision of this Lease by Landlord, its agents, contractors or employees.

(c)    Nothing in this Paragraph 15 is intended to require indemnification for any property claim for which insurance is required to be maintained under the terms of this Lease. The rights and obligations of Landlord and Tenant under this Paragraph 15 shall survive the expiration or earlier termination of this Lease.

16.    TENANT DEFAULT. If Tenant shall:

(a)    file or have filed against it a petition or case under any section or chapter of the United States Bankruptcy Code, as amended, or under any similar law or statute of the United States or any state and such petition or case is not discharged within sixty (60) days;

(b)    fail to pay any installment of Annual Base Rent or Annual Additional Rent within ten (10) days after receiving written notice that the same is overdue; or

(c)    fail to fulfill any other covenant or provision of this Lease on its part to be performed and fail to remedy such failure within thirty (30) days after Landlord shall have given Tenant written notice of such failure, then the same shall be an event of default and Landlord shall have all rights, powers and remedies available at law or equity, including the right to terminate Tenant’s right to possession without terminating Tenant’s liability under the Lease. Landlord shall use all commercially reasonable efforts to mitigate its damages in the event of default by Tenant. The rights of Landlord under this Paragraph 16 shall survive the expiration or earlier termination of this Lease.

17.    LANDLORD DEFAULT.
(a)    If Landlord shall:

(i)    file or have filed against it a petition or case under any section or chapter of the United States Bankruptcy Code, as amended, or under any similar law or statute of the United States or any state and such petition or case is not discharged within sixty (60) days; or

(xiii)    fail to fulfill any covenant or provision of this Lease on its part to be performed and fail to remedy such failure within thirty (30) days after Tenant shall have given Landlord written notice of such failure, then the same shall be an event of default and Tenant shall have all rights, powers and remedies available at law or equity.

(b)    Without limiting the rights described in Subparagraph 17(a) above, in the event that (i) Landlord, for any reason, other than by reason of any default by Tenant, fails to fulfill any covenant or provision of this Lease on its part to be performed, and (ii) such failure materially and adversely interferes with the conduct of Tenant's business, as reasonably determined by Tenant and Tenant actually ceases to conduct its business in all or a portion of the Premises; and (iii) such failure is not remedied within ten (10) days after Landlord receives actual notice of such failure, then (x) Annual Base Rent and Annual Additional Rent shall be proportionately abated as of the tenth (10th) day after such notice until such failure is remedied, and (y) Tenant shall have the right, but not the obligation, to remedy Landlord's failure and charge Landlord for the reasonable cost of such remedy, which charges shall be payable by Landlord within ten (10) days of Tenant's demand therefor. If Landlord shall fail to pay the same, Tenant shall have the Set-Off Rights, as defined in Subparagraph 7(d). The rights described in (y) shall be deemed Tenant's "Additional Remedies."

(c)    Without limiting the rights described in Subparagraphs 17(a) and (b) above, in the event that (i) Landlord, for any reason, other than by reason of any default by Tenant, fails to fulfill any covenant or provision of this Lease on its part to be performed, and (ii) such failure is not remedied within thirty (30) days after Tenant shall have given Landlord written notice of such failure, then Tenant may exercise the Additional Remedies. The rights of Tenant under this Paragraph 17 shall survive the expiration or earlier termination of this Lease.

(d)    Without limiting the rights described in Subparagraphs 17(a), (b) and (c) above, in the event that (i) Landlord fails to fulfill any covenant or provision of this Lease, and (ii) such failure materially and adversely interferes with the conduct of Tenant's business, as reasonably determined by Tenant, and (iii) such failure is not remedied within sixty (60) days after Tenant shall have given Landlord written notice of such failure, unless Landlord has commenced and is diligently prosecuting its cure, provided that such additional period shall not exceed ninety (90) days, then Tenant shall have the right to terminate this Lease.

18.    SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENTS.
(a)    Future Encumbrances. This Lease shall be subject and subordinate to the lien of any mortgage, deed of trust or ground lease hereafter placed on all or any part of the Property, provided that Landlord shall deliver to Tenant a Subordination, Non-Disturbance and Attornment Agreement substantially in the form attached hereto as Exhibit G (the "SNDA") or as otherwise mutually agreed upon by the Tenant and the holder of such mortgage ("Holder"). Upon execution by Tenant, Landlord shall record the SNDA in the appropriate governmental offices for giving notice of interests in real property for the city or county, as the case may be, where the Property is located ("Recording Office"), at Landlord's sole cost.

(b)    Existing Encumbrances. Simultaneously with the execution and delivery of this Lease, Landlord shall deliver to Tenant the SNDA executed by each Holder of any mortgage, deed of trust or ground lease then encumbering all or any part of the Property. Tenant shall execute the SNDA simultaneously with the execution of this Lease. Landlord shall, within ten (10) days of the execution of this Lease, record the SNDA(s) in the appropriate Recording Office at Landlord's sole cost.

(c)    Tenant shall be entitled to rely upon any notice requesting that Tenant make all future rent payments to a Holder and Tenant shall not be liable to Landlord for any payment made to a Holder in accordance with such notice.

19.    ENVIRONMENTAL COMPLIANCE.
(a)    Landlord represents that the Property and its existing uses and to the best of Landlord's knowledge, after due investigation, its prior uses, comply with, and Landlord is not in violation of, and has not violated, in connection with the ownership, use, maintenance or operation of the Property and the conduct of the business related thereto, any applicable federal, state, county, regional or local statutes, laws, regulations, rules, ordinances, codes, standards, orders, licenses and permits of any governmental authorities relating to environmental, health or safety matters (including, without limitation, Hazardous Materials, as defined in Subparagraph 19(b) below) (collectively, "Environmental Laws"). Landlord shall, at its own expense, promptly observe and comply with all present and future Environmental Laws, including, without limitation, the Clean Air Act Amendments of 1990 and any regulations (as amended) and all regulations or standards as are or may be promulgated thereunder.

(b)    Without limiting the generality of Subparagraph 19(a), Landlord represents that Landlord, its agents, contractors and employees (i) have operated the Property and have at all times received, handled, used, stored, treated, transported and disposed of any chemical, material or substance, exposure to which is prohibited, limited or regulated by any federal, state, county, regional or local authority or which even if not so prohibited, limited or regulated, poses a hazard to the health and safety of the occupants of the Property or the occupants of the area near the Property (collectively, "Hazardous Materials") in strict compliance with all Environmental Laws, and (ii) have removed (or will remove prior to the Commencement Date) from the Property all Hazardous Materials.

(c)    Landlord represents to Tenant that the information provided by Landlord in (i) the Environmental Issues Questionnaire, and (ii) the NFPA 101 Life Safety Information List (both dated April 21, 2016) was true and accurate on that date and remains true and accurate.

(d)    Landlord represents that there is no fact known to Landlord pertaining to the physical condition of the Property or the area surrounding the Property which (i) materially and adversely affects or materially and adversely will affect the Property, or the use, enjoyment or value thereof, or Landlord's ability to perform the obligations contained in this Lease, and (ii) which Landlord has not disclosed to Tenant in writing prior to the date of this Lease.

(e)    Landlord represents that it has received no notices of any violation or claimed violation of any of the matters referred to in Subparagraphs 19(a) through 19(c) or of any pending or contemplated investigation, lawsuit or other action relating thereto.

(f)    Tenant covenants and agrees that it shall use the Premises in full compliance with the Environmental Laws, and shall indemnify Landlord, for any damages incurred by Landlord or to the Property by reason of any breach of this covenant by Tenant.

(g)    The representations contained in this Paragraph 19 shall survive the expiration or earlier termination of this Lease.

20.    PREPARATION OF PREMISES.
(a)    Preparation Work. Subject to the Construction Schedule (as hereinafter defined), Landlord will perform all work necessary for preparation of the Premises (including the "Base Building Work," as hereinafter defined) in accordance with (i) the final preparation plans including construction documents (the “Final Preparation Plans”) generated by Tenant to be submitted by Tenant to Landlord by May 1, 2017, which date remains subject to the five (5) day grace period referenced in Section 5(c) and primarily based on the test fit to be attached hereto as Exhibit H-1 ("Test Fit"); (ii) any change orders thereto; (iii) the "General Contract;" and (iv) the construction schedule attached hereto as Exhibit H-2 ("Construction Schedule"), all as more particularly described hereinbelow (the "Preparation Work"). Landlord shall, within five (5) days of receipt of the Final Preparation Plans, notify Tenant in writing of its approval, which shall not be unreasonably withheld, conditioned or delayed, or a detailed reason for its disapproval. If Landlord fails to deliver said notice within five (5) days, then the "Final Preparation Plans" shall be deemed approved. Landlord shall be solely responsible, at Landlord's sole cost, for performing the base building work in the Premises and the restroom and elevator lobby upgrades (the "Base Building Work") set forth in Exhibit H-3, which Base Building Work shall be with materials of the standard type, brand, and quality used generally by Landlord for leasehold construction or common areas, as the case may be throughout the Building, but in no event shall be less than the type, brand, and quality substantially equivalent to that found in new leasehold construction or common areas, as the case may be, in other first-class office projects in the city in which the Building is located. Tenant's employees, agents and contractors shall be permitted entry to any portion of the Building and Premises prior to the Commencement Date for the installation of Tenant's equipment and furnishings and the performance of such work as Tenant may desire, provided that such installations shall not unreasonably interfere with construction of the improvements by Landlord. In preparing the Premises, Landlord shall provide Tenant, its agents, employees and contractors, with all Building services necessary or desirable for the installations and work described in the preceding sentence. Landlord's and Tenant's performance of the obligations set forth in this Subparagraph 20(a) shall be pursuant to all terms of this Lease, excepting Tenant's obligation to pay Annual Base Rent, Annual Additional Rent, and any utility charges.

(b)    Change Orders. Tenant may make additional changes to the Final Preparation Plans and the "General Contract", as hereinafter defined, subject to Landlord's written approval which shall not be unreasonably withheld, conditioned or delayed. Landlord shall notify Tenant in writing, within three (3) days of Tenant's change order request, of its approval or a detailed reason of its disapproval of such change order and a good faith estimate of the actual cost of such change order.

Tenant may, within three (3) days of its receipt of such estimate, elect to rescind its request for such change order upon written notice to Landlord. The cost to Tenant of any approved change order shall be limited to the actual costs incurred as a result of such change order, net of any overhead, profits, or fees. Landlord may require changes in the Final Preparation Plans and the General Contract only if necessary to comply with changes, revisions or additions to applicable building codes and other laws, which changes shall be at Landlord's sole cost and shall be subject to Tenant's prior written approval.

(c)    General Contract. The Preparation Work shall be performed by Neumann Brothers, (the “General Contractor”) on a cost of work basis plus a fee with a guaranteed maximum price. Landlord shall enter into a contract using an AIA 133 with A201 General Conditions with the General Contractor for performance of the Preparation Work, which contract shall (i) contain a contract price in an amount equal to the lesser of (x) the actual cost of the Preparation Work and (y) a guaranteed maximum price (regardless of the actual cost) approved by Tenant (the "Contract Price"); (ii) include a complete unit cost breakdown of all materials and labor, which unit costs also shall apply to all change orders; (iii) itemize the Base Building Work and Tenant Work (defined below); (iv) require insurance coverage in amounts and types mutually and reasonably acceptable to Landlord and Tenant; (v) provide that the General Contractor is required to bid to three qualified firms for each trade for Preparation Work, Landlord will review its list of qualified contractors for each trade with Tenant and both parties will reasonably cooperate with each other in the selection of qualified firms for bidding; Tenant shall have the right to approve any subcontractor, excluding subcontractors performing Base Building Work, entering into a contract with a contract price in excess of Twenty-Five Thousand and 00/100 Dollars ($25,000); (vi) include a requirement that the Preparation Work shall be completed in accordance with the Construction Schedule; and (vii) otherwise be in a form mutually and reasonably acceptable to Landlord and Tenant (the "General Contract"). The General Contractor's fee shall be comprised of an overhead and profit fee of 6.5% (comprised of preconstruction time, project management time, safety professionals, office personnel and accounting), other indirect costs include: small tool charge of 3.5% of the costs of labor and benefit, umbrella liability insurance fee of 0.2% of project costs, a gl subcontractor insurance fee of 0.07% of subcontract cost; and payment and performance bond rate fees as follows: the first $1,000,000.00 shall have a fee of 0.72%, the next $4,000,000.00 shall have fee of 0.65%, the next $5,000,000.00 shall have a fee of 0.55%, and any amount above the amounts set forth herein shall have fee of 0.475%. Tenant shall have the right to retain its own construction manager. Landlord shall be solely responsible for all payments and other liabilities or obligations to the General Contractor, Landlord's other contractors, agents or employees who participate in the Preparation Work. Nothing in the Final Preparation Plans creates any authority for Landlord, its agents, employees or contractors to act on behalf of Tenant or cause Tenant to incur any obligation or liability. In no event shall the cost of the Preparation Work include, nor shall Tenant be otherwise liable for, any supervisory, freight elevator, loading dock access or other similar fees.

(d)    Tenant's Costs and Tenant Improvement Allowance.

(xiv)    Tenant's Costs. Tenant's costs for the Preparation Work shall be limited solely to the Contract Price actually paid by Landlord, as the same may have been revised by any change orders made in accordance with this Lease, which Tenant's costs shall be reduced by, without limitation, the following: (x) any overhead charge, profit, fee or other mark-up of any kind for the benefit of Landlord or any affiliate; (y) any and all costs, expenses or fees directly and indirectly related to the Base Building Work; and (z) any and all costs, expenses or fees relating to Landlord's obligations under Subparagraph 20(d) ("Tenant's Costs"). Prior to the earlier to occur of the commencement of construction of the Preparation Work and execution of the General Contract, Landlord shall furnish to Tenant a good faith, detailed written estimate of the cost of each item of Tenant's Costs;

Tenant shall be permitted to enter the Premises to install its equipment and furniture prior to Substantial Completion, provided Tenant does not unreasonably interfere with Landlord in the performance of its work and Tenant’s move-in.

(ii)    Tenant Improvement Allowance. Landlord shall provide Tenant an allowance of thirty-seven and 50/100 Dollars ($37.50) per rentable square foot in the Premises (the "Tenant Improvement Allowance") to be applied against Tenant's Costs as follows: $36.50/RSF for tenant improvements and $1.00/RSF for Tenant’s moving costs. Within thirty (30) days of Substantial Completion of the Premises, Landlord shall furnish to Tenant a final accounting of all Tenant's Costs (itemized by construction category for labor, materials and taxes) which accounting shall include, without limitation, draw requests signed by the General Contractor and actual bills and invoices evidencing such costs;

(x) If Tenant's Costs, as verified in writing by Tenant, exceed the Tenant Improvement Allowance, then Tenant shall, at its option, either (A) amortize any portion of the excess up to ten Dollars ($10) per rentable square foot over the Term of the Lease with interest computed as of at the Rent Commencement Date at the annual rate of four percent (4%), or (B) pay Landlord the excess within thirty (30) days of receipt of actual bills and invoices evidencing such costs and completion of such work in accordance with the Final Preparation Plans as evidenced by certification of Tenant’s Architect.

(y). If Tenant's Costs, as verified in writing by Tenant, are less than the Tenant Improvement Allowance, then following Tenant's verification of Tenant's Costs, Landlord shall, at Tenant's option, either (A) pay Tenant the difference within thirty (30) days or (B) allow Tenant to apply the remainder of the Tenant Improvement Allowance to Tenant's Annual Base Rent in the form of a rent credit beginning with the next monthly installment of Annual Base Rent due Landlord.

(e)    Warranty. Landlord warrants to Tenant, for one year after the Commencement Date of the Lease, that the Preparation Work shall be completed by Landlord in a good and workman-like manner, free from faulty materials, in accordance with all applicable legal requirements, and sound engineering standards, and in accordance with the Preparation Plans. Such warranty includes, without limitation, the repair or replacement (including labor), at Landlord's sole cost, of all materials, fixtures and equipment which are defective or which are defectively installed by Landlord in connection with the Preparation Work. Landlord shall, at Tenant's option, assign to Tenant, or enforce for the benefit of Tenant, all warranties from subcontractors and material suppliers for such materials, workmanship, fixtures and equipment in effect after the expiration of such twelve (12) month warranty period. The provisions of this Subparagraph (e) shall survive the termination or expiration of this Lease.

(f)    Landlord's Obligation. Landlord, at its sole cost and expense, will assist Tenant in the development of the Final Preparation Plans. Such assistance shall include, without limitation, (i) coordination with the plans and specifications, for the Base Building Work, (ii) construction cost estimates for potential savings, and (iii) contract negotiations, if required.

(g)    Authorized Representatives. Tenant shall furnish Landlord with a written list of Tenant's authorized construction representatives for the Preparation Work. Only such construction representatives are authorized to sign any change order, or disbursement request for any allowance, receipt, or other document on behalf of Tenant related to the Preparation Work, and without the signature of such authorized construction representative, no such document shall be binding upon Tenant. Tenant may from time to time change or add to the list of authorized construction representatives by giving Landlord written notice of the addition or change.

(h)	Tenant Option to Perform Preparation Work (other than Base Building Work).
After the selection of the General Contractor, Tenant may elect to execute a contract with the General Contractor for the performance of the Preparation Work but specifically excluding the Base Building Work (“Tenant Work”). In such event, Landlord shall pay to Tenant, or if directed by Tenant, directly to the General Contractor, amounts coming due pursuant to the construction contract. If Landlord fails to timely make such payments, Tenant shall have the Set Off Rights.

(i)Timing of Work and Freight Elevator Use. Tenant shall be permitted without additional charge by Landlord, to perform such work during business and non-business hours and, further, to use the freight elevator(s) on a 24/7 basis in connection with its construction and move-in including, without limitation, for furniture installation, its construction vendors and employee relocations.

21.    ANTENNA(E) INSTALLATION.
Subject to the following provisions of this Paragraph 21, Landlord grants Tenant the right, in common with Landlord and other tenants, to install, operate and maintain, at Tenant's expense and risk, a lawfully permitted antenna(e), satellite dish and associated equipment (the "Antenna Equipment") at a location on the Property to be determined by Tenant and reasonably acceptable to Landlord (the "Antenna Premises"):

(a)    Tenant shall submit to Landlord for its approval, a full set of engineering plans and specifications for the proposed Antenna Equipment installation, such approval not to be unreasonably withheld, conditioned or delayed. Landlord may withhold its approval for reasons including, but not limited to, the size and number of antennae proposed;

(b)    Tenant shall make all required conduit or cable connections between Tenant's equipment in the Premises and the Antenna Equipment utilizing Building services, subject to (i) Tenant's payment of reasonable costs for such services, and (ii) approval of such connections by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed;

(c)    Any Antenna Equipment installed by Tenant shall be erected so as not to interfere with the operation of any previously erected antenna(e), and Landlord shall not erect or permit the erection of any antenna(e) so as to interfere with the operation of any Antenna Equipment previously erected by Tenant;

(d)    Tenant, its employees, agents and contractors shall, at all reasonable times, have the right to enter or leave the Antenna Premises at all times accompanied by Landlord’s representative. Landlord agrees that it will not give unauthorized persons access to Tenant's Antenna Premises or Antenna Equipment;

(e)    Tenant shall obtain all necessary municipal, state and federal permits and authorizations required to install, maintain and operate the Antenna(e) Equipment and pay any charges levied by government agencies which are the sole result of Tenant having the Antenna Equipment.

Landlord agrees to fully cooperate with Tenant in obtaining all such permits and authorizations, at no cost or expense to Landlord;

(f)    Tenant agrees to maintain the Antenna Equipment and Antenna Premises in a good state of repair and to save Landlord harmless from any claims, liability or expenses resulting from the erection, operation, maintenance, existence or removal of the Antenna Equipment, provided that such loss, costs or damages are not due, in whole or in part, to the negligence or willful misconduct of Landlord, its agents, employees or contractors;

(g)    At the conclusion of the Term, Tenant shall remove the Antenna Equipment and surrender and restore the Antenna Premises to Landlord in substantially as good condition as when entered, except for loss or damages resulting from casualty, condemnation, act of God or ordinary wear and tear; and

(h)    The liability insurance to be carried by Tenant pursuant to the provisions of this Lease shall include coverage for Tenant's activity on the Antenna Premises. Tenant shall pay any increase in rates for insurance which Landlord is required to carry under the Lease resulting from the installation and use of the Antenna Equipment by Tenant, provided Landlord delivers to Tenant evidence, reasonably satisfactory to Tenant, of such increase and the reasons therefor.

22.    RECORDING. Neither Landlord nor Tenant shall record this Lease. Contemporaneously with the execution of this Lease, Landlord and Tenant shall execute a memorandum of lease containing such information as shall be required by the appropriate state statutes, and such other information as Tenant may reasonably require. Either party may, within ten (10) days after the execution of this Lease, at its sole cost, record the memorandum of lease in the appropriate Recording Office. Landlord shall not, without Tenant's prior written consent, disclose the contents of this Lease to any third party except Landlord's professional advisors, existing and potential lenders or ground lessors, and potential purchasers of the Property.

23.    ESTOPPEL CERTIFICATE. Tenant shall, upon fourteen (14) days prior written request of Landlord (but not more often than twice during any calendar year) execute, acknowledge and deliver to Landlord or its designee a written statement stating, to the reasonable knowledge of Tenant as of the date made: (a) the date this Lease was executed; (b) the Commencement Date and the Expiration Date; (c) the monthly amount of Annual Base Rent and the date to which such Annual Base Rent has been paid; (d) that this Lease is in full force and effect and has not been assigned, modified, supplemented or amended in any way (or specifying the date and terms of any agreement so affecting this Lease); (e) that this Lease represents the entire agreement between the parties as to this lease transaction (or identifying those other documents which, together with this Lease, form the entire agreement between the parties as to this lease transaction); (f) that all required contributions by Landlord to Tenant on account of Tenant's improvements have been received (or specifying those required contributions which Landlord has not made); (g) that as of the date of the statement there are no existing defenses or offsets which Tenant has against the enforcement of this Lease by Landlord except as set out by Tenant; (h) that no Annual Base Rent has been paid for more than one (1) month in advance except as set out by Tenant; and (i) that no security has been deposited with Landlord. Any such statement may be relied upon by a prospective purchaser or mortgagee of Landlord's interest in the Property.

Landlord shall, upon demand, reimburse Tenant for any out-of-pocket fees incurred by Tenant in connection with the review, execution, and delivery of such estoppel up to Two Hundred Fifty and 00/100 Dollars ($250.00) per request. Landlord shall, upon fourteen (14) days prior written request by Tenant, deliver to Tenant or its designee an estoppel certificate, in the substance and form described above, describing the status of this Lease and any ground lease, underlying lease or mortgage encumbering the Property. Tenant shall, upon demand, reimburse Landlord for any out-of-pocket fees incurred by Landlord in connection with the review, execution, and delivery of such estoppel up to Two Hundred Fifty and 00/100 Dollars ($250.00) per request.

24.    EXTENSION RIGHT; HOLDING OVER.
(a)    Tenant shall have the right to extend the Term of this Lease, as extended by the option to renew described in Paragraph 28 (the "Option to Renew”), for a period of six (6) months (the "Extension Period"), subject to the following terms and conditions (the "Extension Right"). The Extension Right shall be exercised by Tenant delivering written notice to Landlord at least six (6) months days prior to the Expiration Date, as extended by the Option to Renew. The Extension Period shall be subject to all of the terms and conditions of the Lease and each monthly installment of Annual Base Rent shall be the monthly installment of Annual Base Rent in effect during the last month prior to the Extension Period.

(b)    If Tenant shall hold over after the expiration of the Term, its tenancy shall be on a month-to-month basis and shall be subject to all of the terms, conditions, provisions and obligations of this Lease, except that, following the expiration of the Term, each monthly installment of Annual Base Rent shall be one hundred twenty five percent (125%) of the monthly Annual Base Rent installment that applied to the last month of the Term. For the first two (2) months of any holdover, this holdover rental amount shall be Landlord's exclusive right and remedy against Tenant and shall be deemed to cover all liabilities, obligations or charges which may be incurred by Landlord because of a holdover by Tenant.

25.    OTHER UTILITIES. At Tenant's sole cost and expense, Tenant shall have the right to introduce into the Premises such other utilities as Tenant might require and Tenant shall pay the cost of such other utilities directly to the applicable utility companies.

26.    OPTION TO PROVIDE OWN JANITORIAL SERVICES. Tenant shall have the right at any time during the Term to contract independently with any cleaning contractor of Tenant's choice for the cleaning of all of the Premises. Tenant shall give Landlord at least thirty (30) days prior written notice of Tenant's election. In the event that Tenant elects to contract independently, then beginning with the effective date of the institution of such services by Tenant, (i) the Annual Base Rent and the Base Year Building Operating Expenses shall be reduced as specified in Subparagraph 6(b), and (ii) Building Operating Expenses shall include the cost of janitorial services only for the Common Areas.

27.    ELECTRICITY. Upon notice to Landlord at any time during the Term, Tenant may elect to have Tenant's electricity consumption in the Premises separately metered at its expense. In the event that Tenant elects to separately meter its electricity consumption: (a) Tenant shall pay the cost of such metering and the cost of Tenant's electricity consumption directly to the electric utility company; (b) the Annual Base Rent and the Base Year Building Operating Expenses shall be reduced as specified in Subparagraph 6(b); and (c) Building Operating Expenses shall include only the cost of electricity consumption for the Common Areas. In the event that separate metering is not available or is available only at a cost which in Tenant's sole opinion is prohibitive, Tenant, at its option, may have a survey of its electricity consumption performed by a firm of engineering consultants acceptable to Tenant and selected from a list of not less than five (5) local professional electrical engineering firms mutually agreeable to Landlord and Tenant, and Tenant shall reimburse Landlord monthly for the cost of its electricity consumption as determined by the survey, and the adjustments described in Subparagraphs (b) and (c) shall be made.

If Tenant elects to surrender space as provided in Section 30 below, Tenant shall pay to re-connect metering for space returned to Landlord.

28.    OPTION TO RENEW.
(a)    Provided Tenant is not in default under this Lease beyond any applicable cure period at the time the option may be exercised, Landlord grants Tenant the option to renew this Lease with respect to all or any portion of the Premises comprising at least two floors for one (1) additional term of five (5) years. Such option shall be exercised by Tenant delivering written notice to Landlord at least nine (9) months prior to the Expiration Date, as extended by any previously exercised option.

(b)    The renewal rental rate for the first year of the option period shall be nineteen 00/100 Dollars ($19.00) per rentable square foot with annual increases of twenty-five cents ($0.25) per rentable square foot with a 2018 Base Year (the “Renewal Rental Rate”). Landlord shall provide Tenant with an improvement allowance equal to Ten 00/100 Dollars ($10.00) for every rentable square foot of Premises so renewed, which amount shall be payable by Landlord within thirty (30) days of Tenant’s exercise of the renewal right, and following presentation of receipts for improvements and/or furniture, fixtures and equipment, or at Tenant’s sole election regardless of its use of the allowance for improvements, as a rent credit any time on or after the first day of the renewal term, provided that at least seventy-five percent (75%) of the improvement allowance was used for improvements and/or furniture, fixtures and equipment. If Landlord fails to timely tender all or any portion of such amount, Tenant shall have the Set-Off Rights.

(c)    Except as set forth above, the option period shall be subject to all of the terms and conditions of this Lease.

29.    AMENITIES.
(a)    Landlord agrees that Tenant and its employees, guests, invitees and contractors shall have the right throughout the Term to use at the unsubsidized rate the cafeteria located on the third floor of the building located at 700 Walnut Street, also owned by Landlord. Landlord consents to maintain and operate such cafeteria subject to reasonable modifications in rules and regulations provided that the cafeteria operations are consistent with first-class corporate cafeterias.

(b)    Tenant shall have the right to use the existing conference facilities located on the third floor of the Building throughout the Term at Landlord’s reasonable charges and terms. The current rates and terms for such usage are attached as Exhibit F.

(c)    Upon not less than thirty (30) days notice, Tenant shall have the right to use the conference facilities at 700 Walnut Street for approximately 200 participants up to four (4) times per year at reasonable charges and terms. The parties shall reasonably cooperate with each other with respect to such use and the terms of such use. Landlord reserves the right to re-locate Tenant at its expense upon reasonable advance notice to reasonably equivalent facilities if Landlord needs the conference facilities for its own purposes.

(d)    Tenant shall have the right to use the fire-stairs between floors of the Premises and, subject to Landlord’s approval, not to be unreasonably withheld or delayed, install paint and amenities allowed by fire code, and a security system in the stairwells.

(e)    Tenant shall have the right, at its election, and at its expense, subject to the Tenant Improvement Allowance, pursuant to plans and specifications reasonably approved by Landlord, to install a supplemental HVAC unit in the Premises to cool its voice and data room on a 24/7 basis, which shall be served by the Emergency Generator (as defined in paragraph 35 below). Tenant may use the Building’s glycol loop for such equipment at no charge

30.    OPTION TO SURRENDER SPACE. During the period beginning on the fifth (5th) anniversary of the Rent Commencement Date, Tenant shall have the option, upon not less than nine (9) months prior written notice, to surrender all or up to fifty percent (50%) of the Premises comprising one or more whole floors or a portion of the 13th Floor premises (the "Surrender Space"). The date stated in Tenant's notice as the effective date of delivery of the Surrender Space to Landlord shall be referred to as the "Surrender Date," On or before thirty (30) days prior to the Surrender Date, Tenant shall tender to Landlord the amount of (i) the monthly gross rent for the Surrender Space as of the date of the surrender notice and (ii) the unamortized (on a straight-line basis with no interest as of the Surrender Date) sum of the Tenant Improvement Allowance, and additional allowance, free rent and brokerage commissions actually paid by Landlord applicable to the surrender space. As of the Surrender Date, (a) Tenant shall vacate the Surrender Space; (b) Annual Base Rent and Tenant's Proportionate Share shall be reduced by the same proportion that the rentable area of the Surrender Space bears to the total rentable area of the Premises, if applicable; (c) Tenant shall be relieved of any further obligations under this Lease pertaining to the Surrender Space; and (d) Tenant's right to parking spaces stated in Subparagraph 13(c)(xii) shall be proportionately reduced, if applicable. This option to surrender a portion of the Premises shall be self-operative and no additional agreement between Landlord and Tenant will be necessary to effectuate such release; provided, however, Landlord and Tenant shall, for their mutual convenience, execute an amendment to this Lease within thirty (30) days following the Surrender Date, stating the reduced area of the Premises, the Annual Base Rent, the monthly rent installment and Tenant's Proportionate Share. Immediately after the Surrender Date, Landlord shall, at its expense, perform any construction work necessary on the 13th Floor to separate the Surrender Space from the balance of the Premises, including, without limitation, the construction of any necessary new demising walls, and the finishing of the side of such walls that face the balance of the Premises, in a manner that is consistent with the interior of the Premises.

31.    CONTINUING RIGHT OF FIRST REFUSAL.

(a)    First Refusal If at any time during the term of this Lease (and subject to the rights of all tenants to renew their then current leases, the existing rights of Dickinson Law Firm with respect to the 15th floor and Deloitte, LLP and Whitfield and Eddy, PLC with respect to the 18th floor), and subject to the use by Landlord for its own use, as opposed to prospective third party tenants, Landlord receives a bona fide offer from a third party to lease all or any part of the rentable areas of the Building, Landlord shall provide Tenant with written notice of the terms of Landlord's offer (the "Landlord's Offer"). Within ten (10) business days following its receipt of Landlord's Offer, Tenant shall have the right to accept the same by written notice to Landlord. Within 30 days following Tenant's written notice of acceptance, Landlord and Tenant shall enter into an amendment of this Lease incorporating the space described in Landlord’s Offer into the Premises upon the same economic terms then applicable to the Premises, including, without limitation Term, provided, however that the Tenant Improvement Allowance and free rent applicable to the Premises shall be applied to the additional space on a per rentable square foot basis, prorated to reflect the then remaining Term of Landlord's Offer. In the event Tenant either rejects Landlord's Offer or fails to notify Landlord of its acceptance of the same within the thirty (30) day period, Landlord shall thereafter have the right, for a period of nine (9) months, to enter into a lease with the third party prospect upon the terms set forth in Landlord's Offer.

32.    NOTICES. Any notice required or permitted under this Lease shall be in writing, sent by a reputable private carrier of overnight mail or mailed by United States Certified Mail, Return Receipt Requested, postage prepaid, in each case addressed as follows:

If to Landlord:
Employers Mutual Casualty Company
Attention: Facilities
717 Mulberry Street
Des Moines, IA 50309
Contact: Cindy McCauley

with a copy to:        Employers Mutual Casualty Company
Legal Department
717 Mulberry Street
Des Moines, Iowa 50309
Attention: General Counsel

If to Tenant:        Voya Services Company
One Orange Way (C4-N)
Windsor, Connecticut 06095
Attn: Corporate Real Estate

with a copy to:        William R. Crowe
Rogin Nassau LLC
185 Asylum Street, CityPlace I, 22nd Floor
Hartford, CT 06103

Either Landlord or Tenant may, by notice to the other, change the address(es) to which notices are to be sent. All notices shall be deemed effective upon receipt or upon refusal to accept delivery.

33.    COMPETITORS Subject to applicable Laws, Landlord shall not lease space in the Building to, nor allow to be used by, any law enforcement agencies or other government agencies or to any Competitors. As used herein, “Competitors” shall mean T Rowe Price, Vanguard, TIAA-CREF, Principal Financial Group, MetLife, Prudential, Lincoln, Financial, AIG and any subsidiary or affiliate thereof, and their respective successors. Landlord’s breach of this Paragraph 32 shall be an event of default hereunder pursuant to Paragraph 17. Upon Landlord’s breach of this Paragraph 32, in addition to the rights and remedies available at law or in equity or specifically set forth herein, Tenant shall have the right to terminate this Lease upon not less than thirty (30) days’ written notice to Landlord, and if such violation is not corrected within such thirty (30) days, this Lease shall terminate in which event Landlord shall pay to Tenant upon demand Tenant’s relocation costs on thirty (30) days’ prior notice. Notwithstanding the forgoing, if Tenant has sublet all or a portion of the Premises to a non-affiliate such that the balance of the Premises not subject to any such sublease(s) comprises less than one floor, Landlord may lease space in the Building to a Competitor, provided that Landlord may not lease space to a Competitor on the floor so retained by Tenant.

34.    MISCELLANEOUS.

(a)    Within fourteen (14) days following any transfer by Landlord of its ownership interest in the Property, Landlord shall provide Tenant with written notice of such transfer of the Property and the name and address of the successor Landlord to whom Tenant should send future rent payments and notices (the "Transfer Notice"). In the event that a predecessor Landlord fails to provide the Transfer Notice, (a) Tenant shall not be liable to any successor Landlord for any rent payments paid to a predecessor Landlord; and (b) any successor Landlord shall be bound by any notice sent to a predecessor Landlord.

(b)    The captions appearing within the body of this Lease have been inserted as a matter of convenience and for reference only and in no way define, limit or enlarge the scope of meaning of this Lease or any provision of this Lease.

(c)    This Lease may be executed in several counterparts, all of which constitute one and the same instrument.

(d)    This Lease shall be governed by and construed in accordance with the laws of the state or commonwealth in which the Premises are located.

(e)    The language of this Lease shall be construed according to its normal and usual meaning and not strictly for or against either Landlord or Tenant. The rule of construction which allows a court to construe a document more strictly against its author shall not govern the interpretation of this Lease.

(f)    Each party represents to the other that (i) it has not dealt with any broker, agent or other intermediary who is or may be entitled to be paid a broker commission or finder's fee in connection with this Lease, except for Cushman & Wakefield and CBRE-Hubbell ("Tenant's Broker") and Iowa Realty "Landlord's Broker"); and (ii) there are no claims for brokerage commissions or finder's fees in connection with this Lease, except as to Landlord's Broker and Tenant's Broker. Landlord acknowledges that any commission or finder's fee due to the Broker(s) in connection with this Lease shall be the sole obligation of Landlord. Each party agrees to indemnify the other and hold it harmless from all liabilities arising from breach of the representations stated above. The representations and obligations contained in this Subparagraph 33(f) shall survive the termination of this Lease.

(g)    This Lease shall be null and void if not signed by Landlord and returned to Tenant within thirty (30) days of the day and year first above written. No agreement shall be binding upon Tenant unless signed by the authorized representative of Tenant.

(h)    In no event shall Tenant be obligated at any time during the Term or any extension thereof to relocate from the Premises to substitute space.

(i)     No right or remedy herein conferred upon or reserved to either party is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to any other right or remedy given by this Lease or now or hereafter existing at law or in equity. The failure of either party to insist upon the strict performance of any obligation shall not be deemed a waiver thereof.

(j)    If either party shall at any time be in default under this Lease and if the non-defaulting party shall institute an action or summary proceeding against the defaulting party based upon such default, then the losing party will reimburse the prevailing party for its reasonable attorneys' fees and disbursements.

(k)    If any provision of this Lease, or its application to any situation, shall be invalid or unenforceable to any extent, the remainder of this Lease, or the application thereof to situations other than as to which it is invalid or unenforceable, shall not be affected thereby, and every provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

(li)    This Lease constitutes the entire agreement between the parties and may be amended only by written agreement of the parties. No representations, inducements, promises or agreements, oral or otherwise, between Landlord and Tenant or any of their respective brokers, employees or agents, not embodied herein, shall be of any force or effect.

(m)    This Lease shall be binding upon and shall inure to the benefit of the parties hereto, their heirs, executors, administrators, successors and permitted assigns.

(n)    Landlord and Tenant agree that in fulfilling all terms and conditions of this Lease, time is of the essence.

35.    GENERATOR.

(a)     During the Term, as the same may be extended, Landlord shall install a new 750kW emergency generator by November 15, 2017, and thereafter maintain in operable condition during the Term, test and monitor an emergency generator pursuant to mutually agreeable specifications (the “Emergency Generator”) in accordance with a NFPA 101 standard. Landlord shall provide Tenant with copies of any monitoring and / or testing results upon reasonable request at reasonable intervals. Landlord acknowledges that Tenant shall be permitted to utilize up to 200 kW of the capacity of the Emergency Generator for its needs, but shall not exceed that capability without Landlord’s prior approval and coordination. Landlord will monitor Tenant’s use through a demand meter. Landlord may utilize a portion of the capacity of the Emergency Generator for the needs of the Building (i.e. life safety), provided however, that no such use shall overburden the Emergency Generator or interfere with Tenant’s utilization of the Emergency Generator. The intent of design is to provide enough generator capacity to support Tenant load and Fire Life Safety requirements.

(b)    Tenant acknowledges that, provided that no other tenants of the Building have the right to utilize the Emergency Generator, twenty-seven percent (27%) of the Emergency Generator’s operation, maintenance and repair costs shall be allocated to Tenant as a Building Operating Expense. Tenant will pay its pro rata share of the remaining seventy-three percent (73%) of the Emergency Generator’s operation, maintenance and repair costs associated with Building Fire Life Safety requirements in accordance with the provisions of Section 7. If Landlord allocates Emergency Generator capacity to other tenants, then Tenant’s pro rata share will be adjusted accordingly. Notwithstanding the foregoing, Tenant shall always be allocated a minimum of 200kW.

(c)    Costs allocated between Tenant and Landlord will be for Emergency Generator design, acquisition and installation including distribution panel(s) for Tenant’s transfer switches, if necessary (assuming the Emergency Generator infrastructure is not duplicative with the infrastructure already supported in the Building), it being understood and agreed that Tenant transfer switch(s), distribution panels, feeders and branch circuits, if required, will be Tenant’s sole cost and expense and Tenant will not be allocated any of Landlord’s cost of transfer switches, distribution panels, feeders and branch circuits, or distribution panels solely used by Landlord except for one feeder breaker in Landlord’s Emergency Distribution Panel. Allocated costs will also include cost of load management system to shed Tenant’s load in order to maintain fire/life safety requirements if required by City of Des Moines or MidAmerican Energy Company.  Notwithstanding the foregoing, Tenant’s allocated costs with respect to the design, acquisition and installation of the Emergency Generator shall not exceed $200,000.00. Tenant agrees to reimburse Landlord for all costs to acquire and install the Emergency Generator based on the formula below, based on the expected life of the generator (which life shall be no less than fifteen (15) years) prorated to Tenant’s lease term as may be extended and prorated to Tenant’s requirements versus the Building requirements. By way of example only, Tenant Emergency Generator use requirements are 200kW and the Building Emergency Generator capacity is 750kW, Tenant’s proportionate use of the Emergency Generator is calculated as a fraction, the numerator of which is Tenant Emergency Generator requirements and the denominator of which will be the Building Emergency Generator capacity (200kW/750kW = 0.27). Therefore, in this example, Tenant’s proportionate use of the generator capacity is 27%. The amortized cost of the generator shall be calculated by a fraction, the numerator of which shall be the cost of the Emergency Generator, which we will say by way of example is $1,000,000.00, and the denominator of which is the estimated life of the Emergency Generator, which we will say is 15 years ($1,000,000.00/15 years = $66,700.00). Therefore, the total Emergency Generator amortization in this example equals $66,700.00 per year for total Emergency Generator amortization. Finally, Tenant’s annual share would be determined by multiplying Tenant’s proportionate use of the Emergency Generator by the generator amortization (27%*$66,700.00 = $18,000.00) equaling, in this example, a total share of $18,000.00 owed by Tenant.

(d)    Landlord does hereby grant Tenant the right to and through building chases and electrical spaces and other spaces as may be mutually agreed upon to route appropriate emergency power feeders together with distribution panels, transfer switches and associated generator and transfer switch control wiring to Tenant’s Premises.

(e)    Landlord shall conduct all required Emergency Generator testing on weekends, outside of normal Building hours and upon prior notice to, and coordination with Tenant, so as not to disrupt Tenant’s business operations. Landlord shall not conduct tests of the Emergency Generator without prior coordination with Tenant. Any testing required of Tenant’s emergency system, including transfer switches, will be conducted by Landlord with Tenant prior coordination and approval. Tenant shall not have access to the Emergency Generator at any time unless accompanied by Landlord, which escort shall be reasonably provided upon request.

36.    ATTACHMENTS. The following exhibits form a part of this Lease and were attached before this Lease was signed by the parties:

Exhibits:

A-1     -    Legal Description
A-2    -    Site Plan
A-3    -    Parking Facility
B    -    Floor Plan of Premises

C	- Estimated Building Operating Expenses and Real Estate Taxes for the Base Year
D    -    Current Rules and Regulations
E    -    Janitorial Services
F    -    Conference Center
G    -    Subordination, Non-Disturbance and Attornment Agreement
H-1    -    Test Fit
H-2    -    Construction Schedule
H-3    -    Base Building Work Including Restroom and Elevator Lobby Upgrades
I    -     Storage Area

IN WITNESS WHEREOF, Landlord and Tenant have signed this Lease as of the day and year first above written.

Signed, Sealed, and Delivered    Employers Mutual Casualty Company
in the Presence of:

______________________________    By:    /s/Bruce G. Kelley______________

Its CEO & President
______________________________

VOYA SERVICES COMPANY

______________________________    By:    /s/Ronald Falkner________________

Its Vice President
______________________________

EXHIBIT A-1

LEGAL DESCRIPTION

Parcel 1: Garage Parcel
All of the following described real estate in the City of Des Moines, Polk County, Iowa, that lies below Elevation 36.20, City Datum (First Floor Level):
All of Lots 3, 4, 5, and 6, and the Vacated 16.5 foot wide North-South Alley lying West of and adjoining said Lots 5 and 6, all in Block 12, in the ORIGINAL TOWN OF FORT DES MOINES, an Official Plat, now included in and forming a part of the City of Des Moines, Polk County, Iowa,
AND a triangular portion of vacated Sixth Avenue Right-of-Way described as follows:
Beginning at the Southeast corner of Lot 5 in Block 12 in the ORIGINAL TOWN OF FORT DES MOINES, an Official Plat, now included in and forming a part of the City of Des Moines, Polk County, Iowa, thence Northerly, along the Easterly line of said Lot 5, a distance of 57.82 feet, thence Southerly, a distance of 57.82 feet to a point that is 0.3533 feet East of the Southeast corner of said Lot 5, thence Westerly 0.3533 feet to the Point of Beginning.
AND EXCEPTING THEREFROM the following described triangular shaped portion of the above real estate:
Commencing at the Southeast corner of Lot 5 in Block 12, in the ORIGINAL TOWN OF FORT DES MOINES, an Official Plat, now included in and forming a part of the City of Des Moines, Polk County, Iowa, thence Northerly along the Easterly line of said Lot 5, a distance of 57.82 feet, to the Point of Beginning, thence Northerly, a distance of 75.29 feet, to the Northeast corner of Lot 6, Block 12, in the ORIGINAL TOWN OF FORT DES MOINES, an Official Plat, all now included in and forming a part of the City of Des Moines, Polk County, Iowa; thence Westerly along the Northerly line of said Lot 6, a distance of 0.46 feet; thence Southerly a distance of 75.29 feet, to the Point of Beginning.
Parcel 2: Office Tower Parcel
All of the following described real estate in the City of Des Moines, Polk County, Iowa, that lies above Elevation 69.82, City Datum (Third Floor Level):
The West 179.0 feet, EXCEPT the North 39.0 feet of the East 25.0 feet thereof; AND EXCEPT the South 20.0 feet of the East 25.0 feet thereof, of the following described real estate:

FORM/img/33627 00505‑400

All of Lots 3, 4, 5, and 6, and the Vacated 16.5 foot wide North-South Alley lying West of and adjoining said Lots 5 and 6, all in Block 12, in the ORIGINAL TOWN OF FORT DES MOINES, an Official Plat, now included in and forming a part of the City of Des Moines, Polk County, Iowa.
Parcel 3: First Floor Office Building Entrance and Elevator Lobby.
All that part of the following described real estate that lies above Elevation 36.20, City Datum (First Floor Level) and below Elevation 54.82, City Datum (Second Floor Level):
Commencing at the S.W. Corner of Lot 4, Block 12, in the ORIGINAL TOWN OF FORT DES MOINES, an Official Plat, now included in and forming a part of the City of Des Moines, Polk County, Iowa; thence Easterly, along the Southerly Line of said Lot 4, 62.67 feet, to the Center Line of Column No. 4, and to the Point of Beginning; thence Northerly, at Right Angles to the Southerly Line of said Lot 4, and along the Center Line of said Column Line No. 4, 41.75 feet; thence Westerly, at Right Angles to the preceding course, 1.08 feet; thence Northerly, at Right Angles to the preceding course, 28.83 feet; thence Easterly, at Right Angles to the preceding course, 32.17 feet; thence Southerly, at Right Angles to the preceding course, 28.83 feet; thence Westerly, at Right Angles to the preceding course, 3.08 feet; thence Southerly, at Right Angles to the preceding course and along the Center Line of Column No. 5, 41.75 feet, to a point that is on the Southerly Line of said Lot 4; thence Westerly, at Right Angles to the preceding course, 28.0 feet, to the Point of Beginning.
Parcel 4: Second Floor Office Building Elevator Lobby
All that part of the following described real estate that lies above Elevation 54.82 City Datum (Second Floor Level) and below Elevation 69.82, City Datum (Third Floor Level):
Commencing at the S.W. Corner of Lot 4, Block 12, in the ORIGINAL TOWN OF FORT DES MOINES, an Official Plat, now included in and forming a part of the City of Des Moines, Polk County, Iowa; thence Easterly, along the Southerly Line of said Lot 4, 62.67 feet, to the Center Line of Column No. 4; thence Northerly, at Right Angles to the Southerly Line of said Lot 4, and along the Center Line of said Column Line No. 4, 41.75 feet; thence Westerly, at Right Angles to the preceding course, 1.08 feet, to the Point of Beginning; thence Northerly, at Right Angles to the preceding course, 28.83 feet; thence Easterly, at Right Angles to the preceding course, 32.17 feet; thence Southerly, at Right Angles to the preceding course, 28.83 feet; thence Westerly, at Right Angles to the preceding course, 32.17 feet, to the Point of Beginning.
Parcel 5: Beneficial Easements for Footing Encroachments

FORM/img/33627 00505‑400

Easements for Footing Encroachments on:
All of the underground area lying below Elevation 31.91, City Datum, and above Elevation 20.07, City Datum, and lying within each of the following described areas (except the triangular portion of the following described areas that are located in the triangular portion of the Sixth Avenue Right-of-Way that is excepted from the description of Parcel 1 hereof):
The East 3 feet - 1 inch of Seventh Street Right-of- Way lying west of and adjoining Block 12, in the ORIGINAL TOWN OF FORT DES MOINES, an Official Plat;
The North 3 feet - 1 inch of Walnut Street Right-of- Way lying south of and adjoining said Block 12;
The West 3 feet - 1 inch of Sixth Avenue Right-of-Way lying east of and adjoining said Block 12;
All now included in and forming a part of the City of Des Moines, Polk County, Iowa.
Parcel 6:
Together with the benefits of the declaration of covenants, conditions, restrictions and easements dated as of December 31, 1994, filed January 3, 1995, in book 7137, page 832, as instrument no. 039851, as amended by first amendment to declaration of covenants, conditions, RESTRICTIONS and easements dated June 30, 1997, filed July 1, 1997, in book 7669, page 697.
The terms “north”, “east”, “west”, and “south” used in this Exhibit shall be construed to mean “northerly”, “easterly”, “westerly”, and “southerly,” and vice versa, where the context so requires, by reason of the platting of downtown Des Moines on a southwest to northeast axis.

FORM/img/33627 00505‑400

EXHIBIT A-2

SITE PLAN
699 Walnut Street

FORM/img/33627 00505‑400

EXHIBIT A-3
Parking Facility

FORM/img/33627 00505‑400

EXHIBIT B

FLOOR PLAN OF PREMISES

FORM/img/33627 00505‑400

FORM/img/33627 00505‑400

EXHIBIT C

ESTIMATED BUILDING OPERATING EXPENSES AND REAL ESTATE
TAXES FOR THE BASE YEAR

FORM/img/33627 00505‑400

EXHIBIT D

CURRENT RULES AND REGULATIONS

The following rules and regulations shall apply to the Premises, the Building, the parking garage, the Land and the appurtenances thereto:

1.	The Building shall be maintained as a smoke-free and weapon free environment.

2.
Sidewalks, doorways, vestibules, halls, stairways, and other similar areas shall not be obstructed by Tenant or used by any tenant for purposes other than ingress and egress to and from their respective leased premises and for going from one part to another in the Building.

3.	No signs, advertisements or notices shall be painted or affixed on or to any windows, doors, or other part of the Building, outside of the Premises, without the prior written consent of the Landlord.

4.
Plumbing, fixtures and appliances shall be used only for the purposes for which designed. No sweepings, rubbish, rags or other unsuitable objects shall be thrown or deposited therein. Expenses attributable to misuse of the plumbing, fixtures, or appliances by Tenant or its agents, employees or invitees shall be paid by Tenant.

5.
Landlord shall provide all manual door locks and/or electronic card access locks in Tenant’s Premises. Landlord shall furnish to each tenant a reasonable number of keys and access cards for the leased premises and no tenant shall make duplicates thereof.

6.
Except to hang ordinary wall hangings and pictures, no nails, hooks or screws shall be driven or inserted in any part of the Building, other than the Premises, except by the Building maintenance personnel, nor shall any part of the Building be defaced by Tenant.

7.
No awnings or other projections shall be attached to the outside walls of the Building. No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises, without the prior written consent of Landlord. Such curtains, blinds, shades or screens must be of a quality, type, design and color, and attached in the manner, approved by Landlord, and if same are provided by Landlord, shall not be removed. Tenants shall not put down any floor coverings in the Premises without the Landlord’s prior approval of the manner and method of applying such floor coverings. Any wallpaper or vinyl fabric material which Tenant may install on painted walls shall be applied with a strippable

FORM/img/33627 00505‑400

adhesive. The use of non-strippable adhesives will cause damage to the walls when materials are removed, and repairs made necessary thereby shall be made by Landlord at Tenant’s expense. The sashes, sash doors, windows, glass lights, and any lights or skylights that reflect or admit light into the halls or other places of the Building shall not be covered or obstructed.

8.	Intentionally Deleted.

9.
Movement in or out of the Building of furniture or office equipment, or dispatch or receipt of any bulky materials or merchandise by Tenant which require the use of elevators or stairways, or movement through the Building entrances or lobby shall be conducted under Landlord’s supervision at such times and in such a manner as Landlord may reasonably require. Each tenant assumes all liability for damages to articles moved or injury to persons engaged or not engaged in such movement, including equipment, property and personnel of Landlord if damaged or injured as a result of acts in connection with such movement.

10.
Landlord may reasonably prescribe weight limitations and determine locations for safes and other heavy equipment such as high density files or library which shall be placed in the Building so as to distribute weight in a manner acceptable to Landlords. If structural calculations are required from a licensed structural engineer, the cost will pass on to Tenant. All damages to the Building caused by the installation or removal of any property of a tenant or caused by tenant’s property while in the Building shall be repaired at tenant’s reasonable expense.

11.	No birds or animals (other than service animals) shall be brought into or kept in or about Tenant’s Premises, except otherwise expressly provided under the permitted use.

12.	No portion of the Tenant’s Premises shall be used or occupied as sleeping or lodging quarters.

13.
Tenants shall cooperate with Landlord’s efforts to keep its Premises neat and clean. Except for employees of Tenant, Tenant shall not engage any person for the purpose of such cleaning. To ensure orderly operation of the Building, no ice, mineral or other water, towels, newspaper, etc., shall be delivered to any premises except by persons given prior consent by Landlord.

14.	Tenant shall not make or permit any objectionable or unpleasant noises or odors in the Building or otherwise unreasonably interfere in any way with other Tenants.

FORM/img/33627 00505‑400

15.
No portable heaters and fans or machinery/equipment, other than standard office computers, copy machines and the like, shall be operated by any Tenant on the Premises without Landlord’s prior written consent; such consent shall not be unreasonably withheld. Tenant shall not use or keep in the Building any flammable, explosive or hazardous materials of any kind other than properly handled materials used in the ordinary course of Tenant’s business.

16.
Except for Landlord’s negligence or intentional misconduct, Landlord or its agents will not be responsible for lost or stolen property, money or jewelry from Tenant’s Premises or from common areas regardless of whether such loss occurs when the area is locked against entry or not.

17.	No vending or dispensing machines of any kind may be maintained in the Premises without the prior written consent of Landlord, which shall not be unreasonably withheld.

18.
Mail Delivery shall be handled by Tenant and post office directly. Any other deliveries and/or pickup of goods shall be handled by Tenant and servicing carrier directly. Delivery and use of loading zone shall be reasonably coordinated with and approved by Landlord.

19.	The Building cafeteria at 700 Walnut is not open to anyone other than employees of the Landlord or Tenant unless:

a.	Guests are accompanied by an employee of the Landlord or of Tenant with an active access card displayed for the cafeteria cashier and are wearing a guest badge; or

b.	Special instances or services are designated and arranged by the cafeteria manager with the approval of the Landlord.

20.	No food shall be distributed from Tenant’s office to third parties.

21.	Tenant shall comply with all skywalk ordinances, rules and regulations.

22.
Parking on level P1 of the building, as provided in the Lease, is assigned to the Tenant, not to an individual employee of the Tenant. Safety violations by an employee of a Tenant will be reported to the Tenant so that the violation can be addressed with the employee. If such violations continue after two written requests to cease such unsafe conduct, the employee shall be restricted from parking on level P1. This same rule applies to all individuals parking on level P1 of the building, whether employed by the Landlord or Tenant.

FORM/img/33627 00505‑400

23.
No radio, television, or similar amplified device or aerial attached thereto shall be installed outside the Premises without first obtaining in each instance the Landlord’s written consent in Landlord’s sole discretion; and, if consent shall be given, no such device shall be used in a manner so as to be heard outside the Premises.

24.	Tenant shall allow access to rodent, pest and vermin exterminator contractor at such intervals as may be reasonably required by Landlord.

25.	All mechanical equipment and machinery will be kept free of noise and vibration which may be transmitted to any part of the Building beyond the confines of the Premises.

26.
Landlord agrees to install and maintain at Landlord’s expense at a readily available location in the Premises, an ABC type or equal all-purpose, hand-operated fire extinguisher containing a minimum capacity of 2-1/2 lbs., or such other capacity as may be required by the Landlord’s insurance company or the local Fire Department.

27.
Tenant shall not install, or suffer or permit to be installed or placed, exterior fascia partitions, decorations, alterations, or improvements or the like over, upon or under the sprinkler heads within the Premises; and the sprinkler heads shall remain exposed at all times.

28.
Tenant shall not use or suffer or permit the use of any parts or portions of the Premises that are visible to the exterior of the office building for the “quick type” services of food, beverages, ice cream, popcorn, candy, gum or any other edible (unless Landlord expressly allows these items).

29.
Landlord reserves the right to, but shall not be held obligated to, exclude or reject from the Building any and all solicitors, canvassers, peddlers and any other persons conducting themselves in such manner as, in the reasonable judgment of Landlord, constitutes an annoyance to any of the merchants or tenants in the Building or an interference with operation of the Building or who are otherwise undesirable.

30.	Tenant shall not request employees of the Building to perform any work or to do anything outside their regular duties unless consent is obtained from the Director of Facilities.

31.	Tenant shall not use any open flame or use live holiday wreaths or trees.

32.	Tenant shall give prompt notice to the office of the building manager, Cindy McCauley, having an address of 717 Mulberry Street, Des Moines, Iowa 50309-3872,

FORM/img/33627 00505‑400

of any damage to or defects in plumbing, electrical fixtures or heating and cooling equipment. Liquids or other materials or substances which will cause injury to the plumbing, shall not be put into the lavatories, water closets or other plumbing fixtures by Tenant, its agents, employees or invitees, and damages resulting to such fixture or appliances from misuse by Tenant or Tenant’s agents, employees or invitees shall be paid by Tenant, and Landlord shall not in any case be liable therefore.

33.
Landlord reserves the right to rescind or make any reasonable changes of these rules and regulations and to make such other further rules and regulations not inconsistent with the terms and conditions of the Lease as in its judgment shall from time to time be needed for safety, protection, care, regulatory compliance and cleanliness of the Building, the operation thereof, the preservation of good order therein and the protection and comfort of the tenants and their agents, employees and invitees, which reasonable rules and regulations, when made and 30 days written notice thereof is given to a tenant, shall be binding upon all tenants of the building in like manner as if originally herein prescribed.

34.
In the event of severe weather, it is Tenant’s responsibility to prepare an evacuation plan for tenant suites and review with its employees on an annual basis. Tenant will provide Landlord a copy of said plan. Tenant shall have representation at the Landlord’s annual building emergency training.

FORM/img/33627 00505‑400

EXHIBIT E

JANITORIAL SERVICES

Building surfaces and furnishings shall be maintained in first class condition, free of odors, spots, stains, visible soil, dust, dirt, scuff marks, and dirt/chemical build-up. Fixtures that are not in proper working order (e.g. lights, towel/toilet tissue dispensers, toilets, etc.) shall receive proper maintenance. Specifically, the following services shall be provided by Landlord:

OFFICES

A.	TWICE DAILY

1.	Day Porter services for pantries

B.	DAILY
1.    Empty wastebaskets and replace liners as needed.
2.    Deleted.

3.	Dust building furnishings including desks, chairs, and bases, partitions, telephones, tables, filing cabinets, bookcases and shelves.
4.    Spot clean desk tops.
5.    Clean counter tops.
6.    Clean and sanitize drinking fountains.
7.    Vacuum carpet.
8.    Spot clean carpet and spot mop any hard surface floors with spills.
9.    Spot clean door.
10.    Dust mop all hard surfaced floors.
11.    Sweep all stairways.
12.    Remove trash and recyclable materials.
13.    Wet wipe all tables in eating areas.

C.	WEEKLY

1.	Low dust all vertical surfaces (floor to 6') including permanent fixtures/decorations attached to walls.
2.    Clean entire desk tops (where possible).

3.	Remove fingerprints from doors, frames, light switches, kick and push plates, handles and telephones.
4.    Spot clean interior window glass.
5.    Wash tile floors.

D.	MONTHLY
1.    Dust venetian blinds.
2.    Remove cobwebs from ceiling areas.
3.    Dust air grilles and light fixtures.
4.    Vacuum upholstered furniture.
5.    Polish and buss (no wax) resilient floors.

6.	Clean carpet in high traffic areas (entrances, lobbies, lunch rooms, main traffic aisles) with dry chemical and/or extraction method).

1

E.	QUARTERLY
1.    Clean inside windows and partition glass.
2.    Polish furniture.
3.    High dust surfaces above 6'.

4.	Clean carpet in moderate traffic areas (interior aisles, private offices, conference rooms) with a dry chemical and/or extraction method.
5.    Wash exterior windows.

F.	ANNUALLY

1.	Clean carpet in light traffic areas (general office) with a dry chemical and/or extraction method.

G.	AS NECESSARY
1.    Replace light bulbs.

LAVATORIES

A.	TWICE DAILY
1.    Refill all dispensers.
2.    Remove all wastepaper and refuse.

3.	Day Porter service

B.	NIGHTLY
1.    Sweep floors.
2.    Wash floors.

3.	Clean fixtures (toilets, dispensers, sinks, pipes) with disinfectant.
4.    Clean and polish all metal and mirrors.
5.    Clean partitions.

C.	QUARTERLY
1.    Completely wash partitions/walls.
2.    Machine scrub floor.

2

EXHIBIT F
Conference Center

FORM/img/33627 00505‑400

FORM/img/33627 00505‑400

EXHIBIT G

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT
AGREEMENT

THIS AGREEMENT dated the _________ day of _______________, 20_____, between _______________, ("Mortgagee"), and _______________, ("Tenant").

W I T N E S S E T H:

Tenant has entered into a certain lease (the "Lease") dated __________ with ____________________ as lessor ("Landlord"), covering certain premises known as _______________ and located in ____________________ (the "Premises"); and

Mortgagee has agreed to make a mortgage loan in the amount of _______________ ("the Mortgage") to the Landlord, secured by the Premises, and the parties wish to set forth their agreement herein.

NOW, THEREFORE, in consideration of the Premises and the sum of One Dollar ($1.00) by each party in hand paid to the other, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

1.    The Lease is and shall be subject and subordinate to the Mortgage insofar as it affects the real property of which the Premises form a part, and to all renewals, modifications, consolidations, replacements and extensions thereof, to the full extent of the principal sum secured by the Mortgage and interest on that principal sum.

2.    Tenant agrees that it will attorn to and recognize any purchaser at a foreclosure sale under the Mortgage, any transferee who acquires the Premises by deed in lieu of foreclosure, and the successors and assigns of such purchaser or transferee, as its landlord for the unexpired balance (and any extensions, if exercised) of the term of the Lease upon the same terms and conditions set forth in the Lease.

3.    Mortgagee, for itself and its successors and assigns, covenants and agrees that notwithstanding any default under the Mortgage and so long as Tenant is not in default under the Lease beyond any applicable cure period, Mortgagee shall not, in the exercise of any of its rights under the Mortgage, disturb or interfere with Tenant, deprive Tenant of its possession or its right to possession of the Premises (or any part thereof) under the Lease, deprive Tenant of any right or privilege granted to Tenant or inuring to the benefit of Tenant under the Lease, or join Tenant in summary or foreclosure proceedings.

4.    If Mortgagee succeeds to the interest of Landlord under the Lease, Mortgagee shall not be:

(a)    liable for any Landlord default of any prior landlord (including Landlord), provided that Mortgagee will be subject to offset and any and all other Tenant remedies under the Lease with respect to those Landlord defaults for which Tenant has delivered a prior written notice to Mortgagee in accordance with the terms of this Agreement;

1

(b)    bound by any rent or additional rent which Tenant might have paid for more than the current month to any prior landlord (including Landlord) unless the same is transferred to Mortgagee; or

(c)    bound by any amendment or modification of the Lease which affects the rent, term or any other material economic provision of the Lease, unless such amendment or modification has been approved by Mortgagee.

5.    Tenant agrees to give Mortgagee, by certified mail, a copy of any notice of Landlord default served upon Landlord, provided that prior to such notice, Tenant has been notified in writing of the address of Mortgagee. Tenant agrees that if Landlord shall have failed to cure such Landlord default within the period provided for in the Lease, then Mortgagee shall have an additional thirty (30) days beyond that period within which to cure such Landlord default; provided that such extension shall not apply to Tenant's abatement rights and Additional Remedies described in Subparagraphs 17(b) and 17(c).

6.    This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their successors and assigns.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the day and year first above written.

Signed, Sealed, and Delivered    Employers Mutual Casualty Company
in the Presence of:

______________________________    By:    ______________________________

Its
______________________________

______________________________    By:    ______________________________

Its
______________________________

2

EXHIBIT H-1

TEST FIT

FORM/img/33627 00505‑400

FORM/img/33627 00505‑400

FORM/img/33627 00505‑400

FORM/img/33627 00505‑400

FORM/img/33627 00505‑400

FORM/img/33627 00505‑400

EXHIBIT H-2

CONSTRUCTION SCHEDULE

FORM/img/33627 00505‑400

FORM/img/33627 00505‑400

FORM/img/33627 00505‑400

FORM/img/33627 00505‑400

EXHIBIT H-3

BASE BUILDING WORK
INCLUDING RESTROOM AND ELEVATOR LOBBY UPGRADES

DESIGN / CONSTRUCTION RESPONSIBILITIES BY TENANT AND LANDLORD

Landlord Responsibilities    Design and Construction of the following.
Building Core
Building Standard Elevator Lobby
Building Standard Restrooms, Drinking Fountain, and Janitor Closet
Office, Conference, Etc.
Demolition of existing
Building Standard Ceiling and Grid
Building Standard Window Blinds

Design and install Variable Air Volume units, Ductwork, Diffusers and Ductwork

Building Automation System controls for all HVAC zones
Each typical open office or general office zone to be sized to 1,500-2,000 square feet. Offices should be configured to have no more than 4-5 typical 150 square foot offices per zone. Other rooms, including large conference and pantries should have individual zones. Other smaller “like use” rooms with a similar HVAC profile (i.e. air flow/temperature balance) may be grouped on a common zone where practical.
The following HVAC upgrades will be made by Landlord:
Removing inlet vanes at the air handling units.
Replacing fan motors.
Installing variable frequency drives to allow for varying airflow.
Replacing VAV boxes and electric reheat coils with new.
Electric reheat coils upgraded to SCR type control from staged type.
Replacing all VAV controls with wireless type (Johnson Controls). All controls will be Direct Digital Control.
Making sure the openings above the ceiling are adequate to allow smoke to travel to the two smoke collection points on each floor for evacuation out of the building in the event of a fire.  Prior to occupancy on each floor, the smoke evacuation system is tested and a report submitted to the City.
Intent of the design is to meet first class HVAC design standards for commercial office space.

Building Standard 2x2 LED Lighting and Open Plan Office Lighting Controls
Normal Power Electrical Panels

Emergency Power required by Building Code (Egress Lighting, Stairwell Pressurization, etc.)

i
FORM/img/33627 00505‑400

Tenant Responsibilities Building Core	Building Standard Security Systems Building Standard Fire Sprinklers, Fire Detection, Design and Construction of the following: Difference in cost from Building Standard

Office, Conference, Etc.
Difference in cost from Building Standard for Ceiling, Lighting, Window Sills and Shades. Landlord to reimburse Tenant for cost associated with the design of the reflective ceiling plan design
Wall construction of partial height, ceiling height or above ceiling height
Doors and Hardware
Floor finishes and required floor preparation
Glycol System connections

Plumbing outside existing Restrooms, Janitor and Drinking Fountain
Power Distribution to all receptacles and other loads beyond building standard
Emergency Power beyond building standard (subject to allocations pursuant to Section 35). Tenant shall be responsible for its Tenant specific transfer switches and UPS costs, including associated maintenance obligations.
Circuiting
Uninterruptable Power
Lighting Control for offices, conference rooms, separate spaces
Telephone/Data distribution to floor locations
Telephone/Data riser through building
Audio Visual
Sound Masking

Security Systems required by Tenant

FORM/img/33627 00505‑400

DEFINITION OF TENANT IMPROVEMENTS

Relative to the preparation of the Premises, the following items represent those Tenant Improvement cost items to which the TI allowance shall apply (i.e., items that are Tenant’s cost in the preparation of space):

TENANT COSTS (labor & materials)

Category	Ref	Item	Yes	No
SOFT, MISC.	1	Permitting, inspections and certificates of occupancy.	X
	2	Architectural and engineering relating to the Premises and applicable Base Building system integration. If Landlord’s architect is selected.		X
	3	Permit expediting, if necessary.	X
	4	Contractor overhead, profit & general conditions.	X
FINISHES	5	Floor finishes and base boards.	X
	6	Interior partition finishes.	X
	7	Door finishing.	X
	8	Door frame painting.	X
DOORS	9	Interior doors, frames & hardware.	X
CEILING	10	Ceiling tiles labor and materials (LL to provide building specs)		X
	11	Ceiling grid adjustments to conform to Tenant’s plans. (LL to provide building specs)		X
PARTITIONS	12	Interior partitions (including insulation).	X
	13	½ of demising & corridor walls (including insulation).		X
HVAC*	14	HVAC ductwork, and VAV units and diffuser adjustments to conform to Tenant’s plans.		X
Per building standard calcs.	15	HVAC air balancing.		X
	16	Modifications and adjustments to HVAC controls to adjust to Tenant’s plans.		X
	17	Intentionally deleted.
	18	Connection interface for Tenant supplementary cooling requirements.		X
ELECTRICAL	19	Light fixtures and lenses (labor and materials) (LL to provide building specs for LED lights)		X
	20	Light fixtures and lenses in excess of 1 per 80 RSF of space leased. (LL to provide building specs for LED lights)		X
	21	Light switches (new only).	X
	22	Live electrical outlets and related conduit (new only).	X
	23	Telephone receptacles (new only) and related conduit.	X
PLUMBING	24	Relocation of sprinkler heads (if applicable) to conform to Tenant’s plans.		X
	25	Plumbing work (new) beyond Base Building stub-outs.	X
MILLWORK	26	Millwork & casework (new only).	X

Base Building costs outlined on ensuing page.

FORM/img/33627 00505‑400

Cost items (Base Building oriented) incurred by Landlord during built-out process:

LANDLORD COSTS (if applicable during the build-out process)

Category	Ref	Item	Yes	No
MISC	26	All existing or pre-existing improvements (only labor for any adjustment thereto to be Tenant’s cost).	X
CEILING	27	Main ceiling grid labor and materials (24”x24” concealed spine); all ceiling tiles stock-piled in the Premises.	X
CORE	28	All exterior window treatment.	X
	29
Finished common areas including lobbies, corridors, toilet areas, elevators, elevator rooms, janitor closets, electric/mechanical/plumbing closets, fire stairwells, all exterior work – all such improvements to meet ADA compliance.

			X
	30	Overall ADA compliance for common areas and Base Building components (including all rest rooms).	X
HVAC	31
HVAC capacity, including fresh air per ASHRAE Standard 62-89 criteria, allowing for a total average of 6 watts per USF for lighting and general utility power, with Tenant occupancy averaging 1 person per 130 USF and so long as Tenant operates and installs equipment with a connected load of no more than 4 watts per USF of space leased. Landlord will provide building standard – Please define building standard: __
			X
	32	All medium and large velocity HVAC ductwork including items specified in 14-18 above.	X
FIRE, LIFE SAFETY	33	Automatic fire protection system (concealed sprinkler heads) in conformance with NFPA 13 and local requirements.	X
	34	Fire/life safety alarm system in conformance with NFPA 72, NFPA 101, ADA & local requirements.	X
	35
Exit and emergency light fixtures, including additional fire alarm devices caused by Tenant’s Work (devices only, no system improvements) to accommodate Tenant configuration. Landlord to provide all floors fireproofed and with appropriate fire stopping.

				X
STRUCTURAL	36	Live floor loading of 70 pounds per RSF leased, which includes the weight of partitions.	X
	37
Floor slabs with smooth surface ready for carpet or tile installation, leveled to a tolerance of 1/8" of a 10' radius (non-cumulative). Maximum deviation not to exceed 1.5" between any two points on the floor.
Landlord shall review existing floor surfaces. If floor surfaces do not meet commercially reasonable standards then Landlord shall repair at Landlord’s sole cost. The intent of this section is not to require Landlord to resurface the floors entirely but to ensure floors meet commercially reasonable standards.

			X
PARTITIONS	38	For 1st generation space: Interior surfaces of exterior walls and support columns finished in drywall (taped, blocked and skinned).	N/A
	39	All exterior wall and slab insulation.	N/A
ELECTRICAL	40	. Landlord will provide building standard. Reference Section 41 of RFP document above.	X
	41	All electric and telecommunication risers serving Base Building electrical closets.	X
PLUMBING	42	For 1st generation space: Plumbing connections “roughed in” and available for vent and hot/cold water at wet columns.	N/A

FORM/img/33627 00505‑400

ENVIRONMENTAL	43	Any/all Environmental Hazardous Material (EHM) material removal (including asbestos).	X
DEMOLITION		Premises will be delivered demolished. Columns, core, and exterior walls to be provided sheet rocked and ready to receive paint.	X
Restroom Upgrades	44
Landlord shall, at Landlord’s cost upgrade the restrooms as follows:
•    Upgrade the counter tops with composite material.
•    Replace all fixtures with hands-free fixtures (including towel dispenser).
•    Vinyl wall covering to be consistent with recently upgraded restrooms in the Building

			X
Elevator Lobby Upgrades	45
Landlord shall, at Landlord’s sole cost upgrade the elevator lobbies as follows:
•    Tile floor – LL will provide allowance for standard lobby floor covering, Tenant will pay the upgrade portion for tile.
•    Landlord will provide fire doors as required by Code. Tenant may provide at its expense (subject to Tenant Improvement Allowance) 2 double-entry wood doors with sidelights in either door or adjacent wall located in the elevator lobbies.
•    New lighting to building standard
•    Wall covering to building standard to be approved by Tenant

Finish scheduled for the above Landlord’s Rest Rooms and Elevator Lobby Upgrades in items 44 & 45 (including allowances as necessary) shall be agreed to prior to lease signing and be confirmed in a lease exhibit.

			X

v
FORM/img/33627 00505‑400

EXHIBIT I

STORAGE AREA

FORM/img/33627 00505‑400